Exhibit 4.10

19 June 2020

PREPAYMENT AGREEMENT

For an Amount of up to US$75,000,000

between

GEOPARK COLOMBIA S.A.S.,
GEOPARK COLOMBIA E&P S.A SUCURSAL COLOMBIA and
PETRODORADO SOUTH AMERICA SUCURSAL COLOMBIA

(as the Sellers)

and

C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S.

(as the Buyer)

and

GEOPARK LTD.

(as the Guarantor)

Contents

ClausePage

1Interpretation2

2The commitment and Advances5

3Purpose5

4Conditions Precedent5

5Utilisation6

6Reimbursement and Deductions6

7Illegality and Prepayment8

8Obligation Compliance Failure Interest10

9Changes to the Calculation of Interest10

10Effects of Voluntary Prepayment11

11Fees11

12Buyer Protections12

13Guarantee14

14Representations & Warranties16

15Undertakings22

16COVERAGE RATIOS26

17Information Undertakings27

18Events of Default29

19Payment Mechanics34

20DISCLOSURE and confidentiality34

21Set-Off36

22Notices36

23Calculations and Certificates38

24Partial Invalidity38

25Remedies and Waivers38

26Counterparts38

27Changes to Parties39

28Governing Law39

29Dispute Resolution and Jurisdiction39

30Waiver of Immunity40

31SERVICE OF PROCESS40

This prepayment agreement (the "Agreement") is entered into on 19 June 2020 by:

1.	GEOPARK COLOMBIA S.A.S., a company incorporated under the laws of Colombia ("GeoPark SAS"); GEOPARK COLOMBIA E&P S.A. SUCURSAL COLOMBIA a branch incorporated under the laws of Colombia, (“E&P Sucursal”); and PETRODORADO SOUTH AMERICA SUCURSAL COLOMBIA (“Petrodorado”) a branch incorporated under the laws of Colombia, all of the above with its registered office at Calle 94 No. 11-30 Piso 8, Bogota D.C., Colombia (each a "Seller", and together the "Sellers");
2.	GEOPARK LTD., a company formed under the laws of Bermuda, with its registered office at Claredon House, 2 Church Street, Hamilton HM11, Bermuda with registration number 33273, (the “Guarantor”); and
3.	C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S. a company incorporated under the laws of Colombia, having its offices at Carrera 11 No. 82-01, Of. 701, Bogota, Colombia, (the "Buyer"), and any of the Sellers, the Guarantor and the Buyer, a "Party", and, together, the "Parties".

WHEREAS:

(A)The Sellers are engaged (inter alia) in the exploration and production of crude oil and the Parties on or about the date of this Agreement have entered or will enter into the Commercial Contract whereby the Sellers have agreed on a joint and several basis to sell and deliver Commodity to the Buyer in such quantities and of such quality and for the price and on other terms and conditions set out in the Commercial Contract.
(B)The Buyer has agreed to make an advance payment to the Sellers for export of the Commodities in the manner set out in this Agreement.
(C)Subject to the terms of this Agreement, the Parties agree that the reimbursement of the advance payment and all other amounts owed by the Sellers to the Buyer under this Agreement shall be made by way of deductions from the price payable by the Buyer to the Sellers for the Commodities to be delivered under the Commercial Contract.

IT IS NOW AGREED:

1.	Interpretation
1.1.	Definitions
In this Agreement (including the recitals) the terms defined in Schedule 2 (Definitions) shall have the respective meanings.
1.2.	Interpretation
(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	a "Seller", the “Guarantor”, and the "Buyer" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	a document in "agreed form" is a document which is previously agreed in writing by the Buyer;

(iii)	"assets" includes present and future properties, revenues and rights of every description and includes uncalled capital;
(iv)	"certified copy" means, in relation to a document, a copy of that document bearing the endorsement “certified true copy” and which has been signed and dated by a duly authorised signatory of the relevant company and which complies with that endorsement, or a notarised copy of that document;
(v)	"Commodity" shall, as appropriate be construed as a reference to the whole Commodity or any one or more Commodities that form part of that Commodity;
(vi)	"including" or "includes" means including or includes without limitation;
(vii)	“Agreement”, "Commercial Contract", "Transaction Document" or a "Security Document" or any other agreement or instrument is a reference to that Commercial Contract, Transaction Document or Security Document, or other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of the Sellers (or any of them) or provides for further advances);
(viii)	"guarantee" means (other than in Clause 13 (Guarantee)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation (including any indemnity) is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(ix)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(x)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(xi)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law being one which companies operating in the same industry and jurisdiction of the applicable Obligor also customarily comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xii)	a provision of law is a reference to that provision as amended or re-enacted; the singular includes the plural and vice versa; and
(xiii)	a time of day is a reference to London time, unless expressly provided otherwise.
(b)	Section, Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.

(c)	References to Clauses, paragraphs and Schedules are references to Clauses, paragraphs and Schedules of this Agreement unless otherwise stated and references to this Agreement include its Schedules.
(d)	Unless a contrary indication appears, a term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document has the same meaning in that Transaction Document or notice as in this Agreement.
(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived in writing and an Event of Default is "continuing" if it has not been waived in writing.
1.3.	Third party rights

Except for the Buyer’s creditors or financiers to whom the rights of the Buyer under this Agreement may be assigned:

(a)	a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any provision of this Agreement; and
(b)	the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.4.	Joint and Several Liability of the Sellers

Notwithstanding any other provision of this Agreement, the obligations of the Sellers under this Agreement are joint and several.  Each Seller will continue to be bound by the Transaction Documents to which it is party even if any one or more of the persons which was or were intended to sign or be bound by this Agreement does not do so or is not bound and even if this Agreement may be determined or become invalid or unenforceable against any one or more of those persons, whether or not the deficiency is known to the Buyer or any other person. At any time after any Seller has failed to pay on or before its due date an amount due from it under any Transaction Document, the Buyer is entitled to treat any or all of the accounts of any or all of the Sellers as if they were one account for the purposes of set-off. The Buyer may release any Seller from this Agreement and compound with or otherwise vary or agree to vary the liability of, or to grant time or indulgence to or make other arrangements with any one or more of them or any other person without prejudicing or affecting the Buyer's rights against the other Sellers.

1.5.	Obligors' Agent
(a)	Each Obligor (other than GeoPark SAS) by its execution of this Agreement irrevocably appoints GeoPark SAS (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Transaction Documents and irrevocably authorises:
(i)	GeoPark SAS on its behalf to supply all information concerning itself contemplated by this Agreement to the Buyer and to give all notices and instructions (including, in the case of a Seller, Utilisation Requests), to execute on its behalf any other agreement or deed, to make such agreements and to effect the relevant amendments, supplements and variations in each case, however fundamental, capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and
(ii)	the Buyer to give any notice, demand or other communication to that Obligor pursuant to the Transaction Documents to GeoPark SAS,

and in each case each Obligor shall be bound as though that Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, deed, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by GeoPark SAS or given to GeoPark SAS under any Transaction Document on behalf of another Obligor or in connection with any Transaction Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Transaction Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of GeoPark SAS and any other Obligor, those of GeoPark SAS shall prevail.
2.The commitment and Advances
2.1.	The Commitment
(a)	Subject to paragraph (b) below and the other terms of this Agreement, the Buyer makes available to the Sellers the Advances in an aggregate amount not exceeding the Initial Commitment up to and including the end of the Availability Period.
(b)	Upon mutual agreement of the Buyer and the Sellers, the Buyer may, in its sole and absolute discretion, make available to the Sellers additional Advances to be Utilised under this Agreement of an aggregate amount not exceeding US$25,000,000 (the “Additional Advance”), subject to the Buyer and Sellers entering into amendments and modifications to the Transaction Documents on terms and conditions acceptable to the Buyer in its sole and absolute discretion.
(c)	Subject to paragraph (a) and the other terms of this Agreement (in particular Clause 5.3(b)), at no time shall the aggregate amount of the Outstanding Advances exceed the Maximum Commitment.
3.Purpose
3.1.	Purpose
The Sellers shall apply (or shall have applied) the aggregate amount received by it under this Agreement towards their working capital or general corporate purposes or any other funding.
3.2.	Monitoring
The Buyer shall not be bound to monitor or verify the application of the Advances.
4.Conditions Precedent
4.1.	The making of the first Advance under this Agreement is subject to the Buyer receiving, in form and substance satisfactory to it in its absolute discretion, all of the documents and other evidence referred to in Schedule 1 (Conditions Precedent), which are for the sole benefit of the Buyer, and may be waived by the Buyer, in whole or in part, prior to any Utilisation Date without prejudice to the right of the Buyer to require satisfaction of such waived condition as a condition subsequent (to be agreed in writing by the Buyer on terms acceptable to the Buyer at the time of such waiver).

4.2.	The making of each Advance under this Agreement is subject to the Sellers certifying, and the Buyer being satisfied, that:
(a)	The Repeating Representations are true in all material respects on the Utilisation Date;
(b)	no Default is continuing or shall result from the proposed Utilisation, on the date of such Utilisation Request.
5.Utilisation
5.1.	Delivery of Utilisation Request

A Seller may request an Advance by delivery to the Buyer of a duly completed Utilisation Request not later than 11 a.m. (London Time) three (3) Business Day before the proposed Utilisation Date.

5.2.	Completion of the Utilisation Request

A Utilisation Request shall be irrevocable and shall not be regarded as having been duly completed unless the proposed Utilisation Date is a Business Day within the Availability Period.

5.3.	Currency, amount and proceeds of Advance
(a)	The currency specified in the Utilisation Request shall be US Dollars.
(b)	The amount specified in the Utilisation Request must not be under US$5,000,000.
(c)	The amount specified in the Utilisation Request must not exceed the Available Facility.
5.4.	Cancellation of Commitment

Any unutilised Commitment shall be immediately cancelled at the end of the Availability Period.

6.Reimbursement and Deductions
6.1.	Deductions
(a)	The Sellers shall reimburse each Advance by payment of the Reimbursement Instalment for each relevant Reimbursement Period for each Advance in accordance with this Clause 6.1 and Clause 6.2.
(b)	Subject to Clause 6.1(e) and Clause 18.18 and subject to the Sellers’ overriding obligation to reimburse the Outstanding Amount in full on or before the Due Date, the Buyer shall (unless otherwise stated in this Agreement) in respect of each Reimbursement Period for each Advance deduct in aggregate and not per relevant invoice) an amount equivalent to the aggregate of the relevant outstanding Reimbursement Instalment for that Advance ("Due Sum") from the amounts owed by the Buyer to the Sellers pursuant to the Proforma Invoice and the Final Invoice (as each such term is defined in the Commercial Contract) (the “Commodity Price”) in respect of the relevant Commodity nominated or delivered during the relevant Reimbursement Period. On such deduction by the Buyer, the outstanding amount of the Due Sum shall be correspondingly reduced.
(c)	If, in respect of any Reimbursement Period, the:

(i)	Commodity Price is greater than the Due Sum, the Buyer shall pay to the Sellers an amount equal to the difference between the Commodity Price and the Due Sum on the due date, and against presentation of relevant documents, as stipulated under the Commercial Contract.
(ii)	Due Sum is greater than the Commodity Price, the Sellers shall pay to the Buyer an amount equal to the difference between the Due Sum and the Commodity Price within 30 days of the issuance by the Sellers of the Final Invoice in respect of the Commodity delivered pursuant to the Commercial Contract during the relevant Reimbursement Period, provided that the Buyer may, in its sole and absolute discretion, agree, upon request by a Seller, to take delivery of such volume of the Commodities under the Commercial Contract as the Buyer may elect to cover part of such Due Sum that is payable under this clause 6.1(c)(ii).
(d)	Without prejudice to Clauses 6.1(a) and 6.1(b), the deductions made by the Buyer in accordance with Clause 6.1(b) shall be applied in the following order:
(i)	first, against unpaid fees, costs, claims, and expenses of the Buyer in connection with the Transaction Documents;
(ii)	second, against Obligation Compliance Failure Interest, and accumulated arrears of Obligation Compliance Failure Interest, if any;
(iii)	thirdly, towards reimbursement of that remaining portion of the applicable Reimbursement Instalment not reimbursed under paragraphs (i) and (ii) above in full;
(iv)	lastly, towards reimbursement of any other sum due but unpaid by the Sellers to the Buyer under the Transaction Documents.
(e)	Notwithstanding Clause 6.1(b), the Buyer is not obliged to deduct the Due Sum from the Commodity Price in the event the Commodities delivered do not comply with the terms of the Commercial Contract and, for the avoidance of doubt, the Buyer may choose not to deduct the Due Sum from the Commodity Price if any Commodity does not meet the quality or specifications set forth in the Commercial Contract, in which case the Sellers shall reimburse the Due Sum through a cash payment on or before the due date for reimbursement or payment of such Due Sum.
6.2.	Reimbursement
(a)	The Sellers shall reimburse each Reimbursement Instalment (primarily through delivery of the Commodities in accordance with the Commercial Contract, and corresponding deduction in accordance with Clause 6.1 or, if required, through a cash payment) no later than the Reimbursement Date applicable to such Reimbursement Instalment (except in relation to an amount payable pursuant to Clause 6.1(c)(ii), in which case such amounts shall be paid no later than the date specified in Clause 6.1(c)(ii)) and in any event the Outstanding Amount shall be reimbursed by the Sellers in full prior to expiry of the Due Date.
(b)	Each Reimbursement Instalment shall be the minimum amount due and payable.
(c)	It is acknowledged and agreed by the Sellers that the occurrence of an Excusable Event or Force Majeure shall not in any way limit the obligations of the Sellers under the Prepayment Agreement in relation to reimbursement of any Reimbursement Instalment payable under Clause 6 and /or payment of any other amounts payable by the Sellers under the Prepayment Agreement.
6.3.	Mandatory Reimbursement

In addition to any deductions or reimbursements payable by the Sellers to the Buyer under Clause 6.1 and 6.2, the Sellers shall reimburse the Buyer by way of a cash payment, such amounts required to ensure that the Outstanding Advances from and after the first day following the end of the Availability Period do not, subject always to the reimbursement obligations of the Sellers in respect of the Outstanding Advances and each Reimbursement Instalment as set out in this Agreement (and in particular Clauses 6.1 and 6.2), exceed the then applicable Commitment.

6.4.	Effect of voluntary prepayment on scheduled reimbursements

In the event that the Seller prepays an Advance in accordance with Clause 7.4 (Voluntary prepayment), the outstanding amount of such Advance shall be contemporaneously reduced by the amount of such prepayment, and the Reimbursement Instalments for such Advance then calculated shall be reduced on a pro-rata basis.

6.5.	Due Date

Notwithstanding anything contained in this Agreement, if the Outstanding Amount remains payable to the Buyer on the Due Date, the Sellers shall pay to the Buyer in cash for value all such amounts on the Due Date.

7.Illegality and Prepayment
7.1.	Illegality
7.1.1.If, at any time, it becomes unlawful (including as a result of, or non-compliance with or breach of, any Sanctions applicable to or becoming applicable to Sellers and/or its Affiliates) in any applicable jurisdiction for the Buyer to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain the Advances then, upon the Buyer notifying a Seller in writing:
(a)	the Commitment of the Buyer and the Available Facility shall be immediately cancelled;
(b)	the Commercial Agreement shall be cancelled six (6) months after the date of the cancellations of the Commitment under paragraph (a) above, or if earlier, the last day of any grace period provided by law; and
(c)	the Sellers shall immediately reimburse or pay the Outstanding Amount;

Notwithstanding the aforementioned, subject to prior agreement between the Buyer and Sellers, the Sellers may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Buyer as soon as available to cover part of the Outstanding Amount, with a deduction mechanic applied equivalent to the mechanism in Clause 6.1(b).

7.1.2         Parties agree that if the illegality for the Buyer to perform its obligations by this Agreement or to fund, issue or maintain the Advances does not relate to any act or omission from any Seller and or its Affiliates, the Buyer shall take all reasonable steps to mitigate the circumstances resulting in such illegality through itself or via a third party in order to attempt to maintain the Agreement in full force and effect.

7.1.3         For the avoidance of doubt:

(a)  Clause 7.1.2 above does not in any way limit the obligations of the Obligors under   theTransaction Documents;

(b)    the Obligors shall promptly indemnify the Buyer for all costs and expenses reasonably incurred by it as a result of steps taken by it under Clause 7.1.2;

(c)    the Buyer shall not be obliged to take any steps under Clause 7.1.2 if, in its reasonable opinion, to do so might be prejudicial to it; and

(d)   notwithstanding any such cancellation of Commitment referenced in Clause 7.1.1 (a) to (c), the Commercial Contract shall remain in full force and effect up to its cancellation.

7.2.	Force Majeure
If a Force Majeure event affecting a Seller and which has been declared by a Seller in accordance with clause 16 of the Commercial Contract has occurred and its consequences are continuing for ninety (90) calendar days then, upon the Buyer notifying that Seller in writing:
(a)	the Commitment of the Buyer shall be immediately cancelled; and
(b)	the Sellers shall immediately reimburse or pay the Outstanding Amount in cash.

Notwithstanding the aforementioned, subject to prior agreement between the Buyer and the Sellers, the Sellers may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Buyer as soon as available to cover part of the Outstanding Amount, with a deduction mechanic applied equivalent to the mechanism in Clause 6.1(b).

7.3	Change of Control
Upon the occurrence of a Change of Control:
(a)	To the extent not prohibited from doing so by the terms of any contractual provisions relating to a Change of Control and/or by law or regulation, the Sellers shall immediately notify the Buyer of details of any new controlling person in relation to any Seller.

(b)	After becoming aware of a Change of Control (whether pursuant to a notice in paragraph (a) above or otherwise), the Buyer may request such information and access to persons as it reasonably requires from any Seller in order to determine whether it wishes to demand a reimbursement of the Outstanding Amount pursuant to paragraph (c) below.

(c)	At any time after a Change of Control, if the Buyer is not satisfied (acting reasonably) with the Change of Control, upon the Buyer’s first written demand (at its sole discretion), the Sellers shall immediately reimburse or pay the Outstanding Amount in cash.

(d)	Notwithstanding the aforementioned, subject to prior agreement between the Buyer and the Sellers, the Sellers may deliver such volume of the Commodities under the Commercial Contract as may be agreed with the Buyer as soon as available to cover part of the Outstanding Amount, with a deduction mechanic applied equivalent to the mechanism in Clause 6.1(b).

7.4.	Voluntary prepayment

The Sellers may, if they give the Buyer not less than five Business Days’ (or such shorter period as the Buyer may agree) prior notice, voluntarily prepay the whole or any part of the Advances (but, if in part, being in an amount which reduces the relevant Advance by at least US$5,000,000).

8.	Obligation Compliance Failure Interest
8.1.	Obligation Compliance Failure Interest
(a)	If a Seller (i) fails to pay any amount payable by it under a Transaction Document on its due date, or (ii) fails to deliver the Commodities in accordance with the Commercial Contract, interest shall accrue on the overdue amount, from the due date up to the date of actual payment (both before and after judgment) at the rate set forth in Clause 8.2(a) ("Obligation Compliance Failure Interest").
(b)	Any Obligation Compliance Failure Interest shall be immediately payable by the Sellers on demand by the Buyer.
8.2.	Obligation Compliance Failure Interest Rate
(a)	The rate of Obligation Compliance Failure Interest is LIBOR + 9% per annum.
(b)	Obligation Compliance Failure Interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount on a daily basis but will remain immediately due and payable.
9.	Changes to the Calculation of Interest
(a)	If LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Utilisation Date (for the relevant Advance), the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
(b)	If paragraph (a) above applies, but no Reference Bank supplies a rate for the relevant currency for the relevant period, then LIBOR shall be agreed by the parties.
(c)	If a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for an Advance, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(A)	aligning any provision of any Transaction Document to the use of that Replacement Benchmark;
(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Buyer and the Sellers.

10.	Effects of Voluntary Prepayment

In the event a voluntary prepayment by a Seller pursuant to Clause 7.4 occurs:

10.1.	Interest and other amounts

Prepayment shall be made together with Obligation Compliance Failure Interest, if any.

10.2.	No re-advancing

The Sellers may not request the re-Utilisation of any amount which has been reimbursed or prepaid.

10.3.	Prepayment in accordance with Agreement

The Sellers shall not reimburse or prepay all or any part of an Advance or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

10.4.	Effect of reimbursement and prepayment on Commitments

If all or part of an Advance is reimbursed or prepaid, an amount of the applicable Commitment (equal to the amount of the Advance which is reimbursed or prepaid) will be deemed to be cancelled on the date of reimbursement or prepayment. Any cancellation under this Clause 10.4 shall reduce the applicable Commitment.

10.5.	Commercial Contract

Notwithstanding that all Outstanding Advances are reimbursed or prepaid pursuant to this Clause 10, the Commercial Contract shall remain in full force and effect.

11.	Fees
11.1.	Commitment Fee
(a)	The Sellers must pay to the Buyer a commitment fee of 2.10% per annum of the unutilised Available Facility for the Availability Period (the “Commitment Fee”).
(b)	The accrued Commitment Fee is payable on:

(i)	the last day of each successive period of three months that ends during the Availability Period;
(ii)	the last day of the Availability Period; and
(iii)	if cancelled, in full on the cancelled amount of the Commitment at the time the cancellation takes effect.
11.2.	Arrangement and other fees

The Sellers shall pay to the Buyer any arrangement or other fee in the amount and at the times agreed by a Seller and the Buyer in any separate fee letter or agreement.

11.3.	Transaction Fees and Expenses

The Sellers shall promptly on demand pay the Buyer the amount of all costs and expenses (including legal fees and costs) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of the Security, this Agreement and any other Transaction Document subject to an aggregate maximum of US$50,000.

11.4.	Enforcement and preservation costs

The Sellers shall, within five Business Days of demand, pay to the Buyer the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Transaction Document and any proceedings instituted by or against the Buyer as a consequence of enforcing these rights.

12.	Buyer Protections
12.1.	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any tax deduction, unless a Tax deduction is required by applicable law.
(b)	If a Tax deduction is required by law to be made by an Obligor, the amount of the payment due from an Obligor shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the payment which would have been due if no Tax deduction had been required.
12.2.	Tax indemnity
(a)	Without prejudice to Clause 12.1, if the Buyer is required to make any payment of or on account of Tax on or in relation to any sum received under or in connection with the Transaction Documents, the Obligors shall indemnify the Buyer for any loss or liability or cost it has suffered (directly or indirectly by the Buyer) as a result of such payment or liability.
(b)	Paragraph (a) above shall not apply:
(i)	with respect to Tax levied by the jurisdiction in which the Buyer is incorporated (or treated as resident for tax purposes); or
(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.1.

12.3.	Stamp taxes

The Sellers shall pay within five Business Days of demand and indemnify the Buyer against any cost, loss or liability that the Buyer incurs in relation to all stamp duty, registration and other similar Taxes (including any indirect Taxes) payable in Colombia in respect of the Transaction Documents.

12.4.	Value added tax

All consideration expressed to be payable under this Agreement to the Buyer shall be deemed to be exclusive of any VAT (or any similar tax).  If VAT (or any similar tax) is chargeable on any supply made by the Buyer to the Sellers in connection with this Agreement, the Sellers shall pay to the Buyer (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (or similar tax).

12.5.	Currency indemnity
(a)	If any sum due from an Obligor under the Transaction Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:
(i)	making or filing a claim or proof against such Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify the Buyer against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Buyer at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than that in which it is expressed to be payable.
12.6.	Other indemnities
(a)	The Sellers shall within five (5) Business Days of demand, indemnify the Buyer against costs, losses or liabilities incurred by it as a result of:
(i)	the occurrence of any Event of Default; and/or
(ii)	a failure by an Obligor to pay any amount or make any delivery under the Transaction Documents on the due date (including performance under the Commercial Contract);
(b)	The Sellers shall promptly indemnify the Buyer or its Affiliates and each officer or employee of the Buyer or its Affiliates against any cost, loss or liability incurred by it (them) in connection with, or arising out of, the enforcement or exercise or preservation of any right of the Buyer under the Transaction Documents. Any Affiliate or any officer or employee of the Buyer may rely on this Clause 12.6.

(c)	In the event a Seller has presented a Utilisation Request but fails to Utilise the Advance set forth in that request (as a result of its failure to satisfy the condition precedent set out in Schedule 1 (Conditions Precedent) or by reason of the operation of any other provision of this Agreement) on or before the end of the relevant Availability Period, it shall promptly indemnify the Buyer any and all costs (including legal costs), losses or liability incurred by the Buyer in connection with the Transaction Documents, as a result of such failure to Utilise.
13.	Guarantee
13.1.	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Buyer punctual performance by each Seller of all that Seller's obligations under the Transaction Documents;
(b)	undertakes with the Buyer that whenever a Seller does not pay any amount when due under or in connection with any Transaction Document, the Guarantor shall within two (2) Business Days of demand pay that amount as if it was the principal obligor; and
(c)	agrees with the Buyer that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Buyer within two (2) Business Days on demand against any cost, loss or liability it incurs as a result of a Seller not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 13 if the amount claimed had been recoverable on the basis of a guarantee.
13.2.	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

13.3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Buyer in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 13 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

13.4.	Waiver of defences

The obligations of the Guarantor under this Clause 13 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 13 (without limitation and whether or not known to it or the Buyer) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or any other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or
(g)	any insolvency or similar proceedings.
13.5.	Immediate recourse

The Guarantor waives any right it may have of first requiring the Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 13.  This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

13.6.	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full, the Buyer (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Buyer (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and
(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 13.
13.7.	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Buyer otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Clause 13:

(a)	to be indemnified by any Seller;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Transaction Documents;
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Buyer under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Buyer;
(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 13.1 (Guarantee and indemnity);
(e)	to exercise any right of set-off against any Obligor; and/or
(f)	to claim or prove as a creditor of any Obligor in competition with the Buyer.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Buyer by the Obligors under or in connection with the Transaction Documents to be repaid in full on trust for the Buyer and shall promptly pay or transfer the same to the Buyer or as the Buyer may direct for application in accordance with Clause 6.1(d).

13.8.	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Buyer.

14.	Representations & Warranties
14.1.	General

Each Obligor makes the representations and warranties set out in this Clause 14 to the Buyer.

14.2.	Status
(a)	It is duly incorporated and validly existing under the laws of the jurisdiction of its formation.
(b)	It has no centre of main interests or permanent establishment outside the jurisdiction of its incorporation.
(c)	It has the power to own its assets and carry on its business as it is being conducted.
14.3.	Binding obligations
(a)	Subject to the Legal Reservations, the obligations expressed to be assumed by it under the Transaction Documents are legal, valid, binding and enforceable obligations.
(b)	Each Transaction Document to which an Obligor is a party is in the proper form for its enforcement and admissibility in evidence in the jurisdiction of its incorporation.
14.4.	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it, in a manner that has or would reasonably be expected to have a Material Adverse Effect.
14.5.	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated by those documents.
(b)	No limit on its powers (including borrowing powers) will be exceeded as a result of the advancing or giving of guarantees or indemnities contemplated by the Transaction Documents.
14.6.	Validity and admissibility in evidence
(a)	All Authorisations required:
(i)	to enable it to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents;
(ii)	to make the Transaction Documents admissible in evidence in any relevant jurisdictions (including Colombia and Bermuda); and
(iii)	to carry on its business in the ordinary course and in all material respects as it is being conducted,

have been obtained or effected or will be obtained or effected prior to its entry into such documents and are or will then be in full force and effect.

(b)	Each member of the Group owns or possesses all licences, permits, franchises, authorisations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are material without known conflict with the rights of others.
(c)	No product of each member of the Group infringes in any material respect any licence, permit, franchise, authorisation, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any other person.
(d)	There is no material violation by any person of any right of a member of the Group with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by the Group.
14.7.	Governing law and enforcement

Subject to the Legal Reservations:

(a)	The choice of English law as the governing law of this Agreement will be recognised and enforced in its relevant jurisdictions (including Colombia and Bermuda); and

(b)	Any judgment or arbitral award obtained in relation to the Transaction Documents in the jurisdiction of the relevant governing law will be recognised and enforced in all relevant jurisdictions (including Colombia and Bermuda).
14.8.	Compliance with laws

It is in compliance with all applicable laws and regulations where any non-compliance has or would reasonably be expected to have a Material Adverse Effect.

14.9.	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 18.7; or
(b)	creditors' process described in Clause 18.8,

has been taken by it or, to the best of its knowledge (after making all due and reasonable enquiries), threatened in relation to it and none of the circumstances described in Clause 18.6 applies to it.

14.10.	No filing or stamp taxes

Except for any stamp duty, filings, recordings, regulatory approvals, registrations, notarial or similar Taxes or fees to be paid on or in relation to any Transaction Document which is referred to in any legal opinion delivered to the Buyer under paragraph 3 of Schedule 1 (Conditions Precedent) and which will be made or paid promptly after the date of the relevant Transaction Document, under the laws of Colombia, and any other relevant jurisdiction it is not necessary that any Transaction Document be filed, recorded or enrolled with any court or other authority in any jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

14.11.	Deduction of Tax

Except for any withholding taxes or interest payments under this Agreement, as of the date hereof, it is not required to make any deduction for or on account of Tax from any payment it may make under the Transaction Documents.

14.12.	No Default
(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(c)	No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument, which is binding on any Obligor (or to which its assets are subject) and which has or would reasonably be expected to have a Material Adverse Effect.

14.13.	No misleading information
(a)	All material information provided to the Buyer by or on behalf of the Obligors (or any of them) in connection with this Agreement, the other Transaction Documents, the Commodities and/or the Fields on or before the date of this Agreement is accurate and not misleading in any material respect and all projections provided to the Buyer on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.
(b)	All other written information provided by an Obligor (including its advisers) to the Buyer (including its advisers) was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
14.14.	No proceedings pending or threatened

To its best knowledge, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which would reasonably be expected to have a Material Adverse Effect have been started against it.

14.15.	No breach of laws
(a)	No breach, which has or would reasonably be expected to have a Material Adverse Effect, of any law or regulation by it has occurred.
(b)	No labour disputes are current or, to its best knowledge and belief, threatened against it which have or would reasonably be expected to have a Material Adverse Effect.
(c)	Each Seller is authorized to produce and sell the Commodities for commercial purposes in accordance with its bylaws and applicable law.
14.16.	Environmental laws
(a)	Each Obligor is in compliance with Clause 15.3 and to best of its knowledge and belief after making all reasonable enquiries no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.
(b)	No Environmental Claim which has or would reasonably be expected to have a Material Adverse Effect has been commenced or threatened against any Obligor.
(c)	All consents, licences and approvals required under the Environmental Laws have been obtained and are currently in force where failure to do so has or would reasonably be expected to have a Material Adverse Effect.
14.17.	Taxation
(a)	It is not overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax, which has or would reasonably be expected to have a Material Adverse Effect except to the extent such payment is being contested in good faith and adequate reserves are being maintained for those Taxes and the costs required to contest them;
(b)	No claims or investigations, which have or would reasonably be expected to have a Material Adverse Effect, are being, made or conducted against it with respect to Taxes save in respect of a payment which is being contested in good faith and adequate reserves are being maintained for such Taxes and the costs required to contest them; and
(c)	The Sellers are resident for Tax purposes only in Colombia.
(d)	The Guarantor is resident for Tax purposes only in Bermuda.
14.18.	Pari passu ranking

Its payment obligations under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

14.19.	Good title to assets

It has good and valid title to, or valid leases or licences of, and all required Authorisations to use, the assets necessary to carry on its business as presently conducted where failure to do so would reasonably be expected to have a Material Adverse Effect and there is no (i) Security or (ii) other contractual restrictions materially adverse to the Buyer, which, in each case, may affect the rights and property which is the subject of any Transaction Document.

14.20.	No immunity

It is an entity existing at private law and does not have the benefit of state immunity under any international treaty, convention or similar instrument or any applicable law.

14.21.	Insurance

There is no:

(a)	outstanding insured loss or liability incurred by it which is not expected to be covered to the full extent of that loss or liability and which has or would reasonably be expected to have a Material Adverse Effect; and
(b)	non-disclosure, misrepresentation or breach of any term of any insurance contract to which it is party which would entitle any insurer to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf the it, which has or would reasonably be expected to have a Material Adverse Effect.
14.22.	Full disclosure

All factual information provided by or on behalf of it in connection with itself, each other Obligor, the Transaction Documents, the Commodities and/or the Fields was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and no information has been given or withheld that results in the information received being untrue or misleading in any respect.

14.23.	Sanctions
(a)	It and each member of the Group:
(i)	is at all times in compliance with Sanctions that are applicable to it (and where, in the case of any member of the Group other than an Obligor, such failure to comply would reasonably be expected to have a Material Adverse Effect);

(ii)	has not received notice of and is not aware of any claim, action, suit, proceeding or investigation against it with respect to any Sanctions (and where, in the case of any member of the Group other than an Obligor, the relevant claim, action, suit, proceeding or investigation or underlying event forming the subject of such claim, action, suit, proceeding or investigation, has or would reasonably be expected to have a Material Adverse Effect); and
(iii)	has implemented and maintains in effect policies and procedures reasonably designed to ensure, in relation to its business activities, compliance by such Obligor, its Subsidiaries and their respective directors, officers and employees with such Sanctions as are applicable to it in respect of each such business activity.
(b)	Neither it, nor any other member of the Group or any of its or their respective directors or officers, or, to the knowledge of such Obligor, any of its employees is (i) a Restricted Party or (ii) 50% or more owned or controlled by, a Restricted Party.
14.24.	Anti-Bribery and Corruption and AML

Each Obligor warrants that:

(a)	it and each of its Affiliates has implemented and maintains adequate internal procedures designed to ensure that neither it, nor its directors, officers, or employees shall authorise the receiving, giving or offering of any financial or other advantage with the intention of inducing or rewarding an individual or entity to improperly perform an activity undertaken in the course of an individual's employment or connected to an entity's business activities ("Anti-Corruption Controls"); and
(b)	in connection with the performance of the Transaction Documents, it and each of its Affiliates has not paid, received or authorized, and it will not pay, receive or authorize, any financial or other advantage or the offering thereof, to or for the benefit of any public official, civil servant, political party, political party official, candidate for office, or any other public or private individual or entity (including to any Buyer, its Affiliates, officers, directors and employees), where such payment, receipt or authorisation would violate the Anti-Corruption Controls; and
(c)	it and each of its Subsidiaries has instituted and maintains reasonable and relevant policies and procedures designed to promote and achieve in relation to its business activities, compliance with all anti-money-laundering laws and regulations which are applicable to it in respect of each such business activity.
14.25.	Underlying transaction

The transactions contemplated under this Agreement and the other Transaction Documents do not constitute financing or any other form of credit or debt transactions and there is no prohibition or limitation on the ability of the Sellers to execute or perform any of the transactions contemplated under this Agreement and the other Transaction Documents.

14.26.	Times when representations made
(a)	All the representations and warranties in this Clause 14 are made by each Obligor on the Signing Date and the Repeating Representations are repeated on each day for so long as any amount is outstanding under the Transaction Documents.

(b)	Each representation or warranty deemed to be made after the date of this Agreement shall, unless otherwise indicated, be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
(c)	Notwithstanding paragraph (a) above, Clause 14.12(a) shall be deemed to be made on the Signing Date and on the date of the first Utilisation under this Agreement.
15.	Undertakings

The undertakings in this Clause 15 remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement.

15.1.	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect and supply upon request to the Buyer certified copies of any Authorisation required under any law or regulation to:

(a)	enable it to perform its obligations under the Transaction Documents;
(b)	ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents; and
(c)	carry on its business where a failure to do so has or would reasonably be expected to have a Material Adverse Effect.
15.2.	Compliance
(a)Each Obligor shall, comply in all respects, with all laws and regulations to which it is subject, and to every contract such Obligor is party to, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.

(b)Each Obligor shall comply with each and every provision of the Transaction Documents.
15.3.	Environmental compliance

Each Seller shall:

(a)	comply with all Environmental Laws which are necessary for the Seller to perform its obligations under the Transaction Documents;
(b)	comply with all Environmental Laws not otherwise provided for in paragraph (a) above where failure to comply would reasonably be expected to have a Material Adverse Effect;
(c)	obtain, maintain and ensure compliance with all requisite Environmental Permits required for the performance of the Seller’s obligations under the Transaction Documents;
(d)	obtain, maintain and ensure compliance with all requisite Environmental Permits not otherwise provided for in paragraph (c) above, if failure to obtain, maintain or comply with such Environmental Permits would reasonably be expected to have a Material Adverse Effect; and

(e)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.
15.4.	Material Contracts and Licences
(a)	Each Obligor shall comply in all material respects with each Material Contracts and License to which it is a party, where it is commercially reasonable to do so.
(b)	Each Obligor shall take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any of the Material Contracts and Licenses.
(c)	Each Obligor shall obtain, maintain and ensure compliance with all requisite Material Contracts and Licenses required for the performance of the Obligor’s obligations under the Transaction Documents.
15.5.	Environmental claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Buyer in writing of:

(a)	any Environmental Claim which is current or pending against any member of the Group and which would reasonably be expected to have a Material Adverse Effect; and
(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim, which would reasonably be expected to have a Material Adverse Effect, being commenced or threatened against any member of the Group.
15.6.	Taxation

Each Obligor shall, pay and discharge all Taxes imposed upon it or its assets within the time period allowed unless and only to the extent that:

(a)	such payment is being contested in good faith;
(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them in accordance with relevant Accounting Principles;
(c)	such payment can be lawfully withheld; and
(d)	any failure to make any such payment does not have, or is not likely to have, a Material Adverse Effect.
15.7.	Assets
(a)	Each Obligor shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business except where failure to do so would not have, or be reasonably likely to have, a Material Adverse Effect.
(b)	Without the prior written consent of the Buyer, no Seller shall make any disposal, including without limitation, a sale, lease, licence, transfer, loan or other similar transaction, of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) (any such action being a "Disposal") in relation to the Jacana, Tigana or Tua fields or the Llanos 34 Block, Llanos 32 Block and/or CPO-5. Such consent shall not be unreasonably withheld by Buyer and shall be subject to the Obligors demonstrating pro-forma such Disposal to the satisfaction of the Buyer that they will remain in compliance with requirements set out in 16.1(a) to 16.1(c) (inclusive).
15.8.	Pari passu ranking
(a)	Each Obligor shall ensure that at all times any claims of the Buyer against it under the Transaction Documents will rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
(b)	The Security granted pursuant to or in connection with the Transaction Documents (including any notices of assignment of Buyer’s rights in accordance with Clause 27.1 in and to the Transaction Documents in favour of the Buyer’s financing banks, and served on the Sellers by the Buyer, and any acknowledgments thereof by each Seller) has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.
15.9.	Change of business

Each Obligor shall ensure that no change is made to the general nature of its business from that carried on by it at the date of this Agreement.

15.10.	Use of proceeds
(a)	The Sellers shall use each Advance exclusively for the purposes referred to in Clause 3.1.
(b)	Upon the Buyer's request, the Sellers shall provide within five (5) Business Days reasonable details to the Buyer relating to the use of any Advance.
15.11.	Negative Pledge
(a)	Except for the Permitted Security, no Seller shall create, or permit to exist, any Security over, or affecting, the Transaction Documents or Commodities being produced, stored, or delivered on account of the Commercial Contract (or any part thereof).
(b)	Except for Permitted Security, no Seller shall create, or permit to exist, any Security over, or in respect of, the crude oil (or any blend of crude oil) comprising any part or all of the crude oil production entitlement of that Seller which is produced from the Fields (excluding, subject to the operation of Clause 15.18 (Other prepayment arrangements), any such volumes of crude oil which are not allocated for delivery under the Commercial Contract).
(c)	In the event of any breach of the Transaction Documents (as a result of a Seller’s failure to deliver the Commodities), it shall not, and shall ensure that none of its Affiliates shall, enter into new supply or export contracts providing for supply of the Commodities to third parties.
15.12.	Arm’s length basis
(a)	Except as permitted by paragraph (b) below, no Seller shall enter into any transaction with any person except on arm’s length terms.

(b)	The payment of fees, costs and expenses payable under the Transaction Documents or agreed by the Sellers and the Buyer, and transfers or transactions between wholly-owned subsidiaries of/and the Guarantor, shall not be a breach of this Clause 15.12.
15.13.	Insurance
(a)	Each Seller shall maintain with reputable insurers such insurance in respect of its assets and business as are mandatorily required by all applicable laws and as would otherwise normally be maintained by a prudent company carrying on a business substantially similar to its business in a similar jurisdiction of that Seller.
(b)	Upon request by the Buyer to a Seller, that Seller shall provide to the Buyer a certificate confirming that the applicable insurance policy has been renewed, is in full force and effect and that all insurance premiums have been paid and are up to date.
15.14.	Further assurance

Each Obligor shall at its own expense promptly do, or procure, all such acts or execute, procure the execution of, all such documents (including assignments, transfers, charges, notices, acknowledgments of notices of assignments, and instructions) which the Buyer reasonably determines are required for the exercise of any rights, powers and remedies of the Buyer provided by or pursuant to the Transaction Documents.

15.15.	Visitation right

Each Obligor shall allow the Buyer and/or professional advisers, insurance providers, auditors, accountants and contractors of the Buyer free access at all reasonable times and on reasonable notice and at the responsibility of the Sellers to the premises and assets of each Seller and each Field for the purposes of enabling the Buyer to monitor the Sellers’ compliance with, and performance under,  the Transaction Documents, provided that, unless a Default has occurred and is continuing, such visits do not interfere with the business operations of the Sellers.

15.16.	No Sanctions
(a)	Each Obligor shall comply in all respects with Sanctions that are applicable to it, including in respect of each business activity.
(b)	No Obligor shall knowingly (having made reasonable enquiries) use (and shall ensure that no other member of the Group shall use) any Advances for the purpose of financing or making funds available to any person or entity which is a Restricted Party or listed on a Sanctions List or located in a Sanctioned Country, if and to the extent such Advances or provision of funds would be prohibited by applicable Sanctions or would otherwise, to the knowledge of such Obligor, cause the Buyer to be in breach of Sanctions applicable to the Buyer.
(c)	No Obligor shall knowingly (having undertaken relevant verifications and made reasonable enquiries) use any funds identified as derived directly from any activity or dealing with any person or entity which is a Restricted Party or listed on a Sanctions List or located in a Sanctioned Country, for the purpose of discharging amounts owing to the Buyer in respect of the Transaction Documents to the extent such provision of funds would cause the Buyer to be in breach of Sanctions applicable to the Buyer.

15.17.	Anti-Bribery and Corruption and AML

Each Obligor undertakes to comply at all times with the representations it makes in Clause 14.24 (Anti-Bribery and Corruption and AML).

15.18.	Other prepayment arrangements
(a)	Subject to paragraph (b) below, each Obligor undertakes that it will not (and shall ensure than no other Obligor shall) enter into any other prepayment or advance payment agreement or any other similar form of agreement or arrangement (a "Relevant Arrangement") without the prior written notice to the Buyer.
(b)	No Obligor shall enter into any such Relevant Arrangement if the Maximum Commitment has been made available to the Sellers under this Agreement (notwithstanding that the Sellers have not Utilised the Maximum Commitment in full) unless, following the entering into any such Relevant Arrangement, there remains a minimum allocation of crude oil from the Fields to the Sellers (in aggregate) of 5,000 bpd which is not encumbered or subject to any other Relevant Arrangement, save that nothing in this paragraph (b) shall restrict the Sellers to market such volume in its ordinary course of its business.
15.19.	Other changes not permitted

Each Obligor shall ensure that:

(a)	each Seller shall maintain all the applicable Authorisations necessary or desirable to enable that Seller to preserve in full its production entitlement in respect of each Field;
(b)	there are no changes in the operating arrangements in respect of each Field from which existed at the Signing Date,

unless otherwise approved by the Buyer.

16.	COVERAGE RATIOS
16.1.	Coverage Ratio Requirements
(a)	Contract Life Coverage Ratio: Each Seller undertakes at all times from the Signing Date through and including the Due Date, that the Contract Life Coverage Ratio shall be at least equal to the Minimum Contract Life Coverage Ratio.
(b)	Global Coverage Ratio: Each Obligor undertakes at all times from the period commencing on the Signing Date through and including the Due Date to ensure that the Global Coverage Ratio shall be at least equal to the Minimum Global Coverage Ratio.
(c)	Prepayment Life Coverage Ratio: Each Seller undertakes at all times from the Signing Date through and including the Due Date, that the Prepayment Life Coverage Ratio shall be at least equal to the Minimum Prepayment Life Coverage Ratio.
(d)	If at any time a Coverage Ratio is less than the relevant Minimum Coverage Ratio applicable to it (a “Coverage Ratio Shortfall Event”), the Buyer shall notify the Sellers and the Sellers shall:

(A)	execute such amendments to the Commercial Contract as are required by the Buyer (in its sole discretion) to increase the volume of Commodity to be delivered under the Commercial Contract and/or extend the tenor of the Commercial Contract to at least match the delivery of such increased volumes of Commodity under the Commercial Contract; and/ or
(B) reimburse to the Buyer all or part of the Outstanding Advances,

as, in each case, to the reasonable satisfaction of the Buyer, shall ensure that the applicable Coverage Ratio is re-established as soon as practicable but in any event not later than 15 days after the occurrence of the applicable Coverage Ratio Shortfall Event.

16.2.	Testing

The liability of the Sellers to comply with their obligations under Clause 16.1(a), Clause 16.1(b) and Clause 16.1(c) shall apply at all times, including if a Force Majeure event or Excusable Event has occurred or is continuing.  The Buyer shall be entitled to test compliance by the Sellers with their Coverage Ratio obligations on the date a Compliance Certificate is required to be delivered pursuant to Clause 17.2 (Provision and contents of Compliance Certificate).

17.	Information Undertakings

The undertakings in this Clause 17 remain in force from the Signing Date for so long as any amount is outstanding under this Agreement or any Commitment is in force.

17.1.	Financial statements

Each Obligor shall supply to the Buyer, as soon as they are available, but in any event within:

(a)	one hundred and eighty (180) days after the end of each of its financial years, its audited financial statements for that financial year;
(b)	ninety (90) days after the end of each of its financial years, an annual report of the Sellers setting out the reserves remaining at each Field;
(c)	one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year (the "Annual Financial Statements");
(d)	sixty (60) days after the end of each of its financial quarters, its unaudited financial statements for that financial quarter (the "Quarterly Financial Statements"); and
(e)	ten (10) days after the end of each calendar month, a report from the Sellers confirming the quantities of Commodities delivered.
17.2.	Provision and contents of Compliance Certificate
(a)	The Guarantor shall supply a Compliance Certificate to the Buyer:
(i)	on each Utilisation Date;

(ii)	with each set of Annual Financial Statements and each set of Quarterly Financial Statements, except for clause 16.1(b) which will only be provided upon the release of Annual Financial Statements and Second Quarter Financial Statements;

(iii)	immediately after the occurrence of an Excusable Event or Force Majeure event;

(iv)	before any Disposal per clause 15.7 (b); and

(v)	immediately upon being made aware of any events related to the Material Contracts and Licenses as described in 18.15.
(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 16.1 (Coverage Ratio Requirements).
(c)	Each Compliance Certificate shall be signed by a director of the Guarantor.
17.3.	Requirements as to financial statements
(a)	Each Obligor shall procure that its financial statements include a balance sheet, profit and loss account and cash flow statement.
(b)	Each set of financial statements delivered pursuant to Clause 17.1:
(i)	shall be certified by a director of such Obligor as giving a true and fair view of (in respect of audited financial statements), or fairly presenting (in other cases), such Obligor’s financial condition and operations as at the date at which those financial statements were drawn up. If the Buyer so requests, the financial statements shall be accompanied by a letter addressed to the management of such Obligor by the auditors of such Obligor, such letter accompanying those financial statements; and
(ii)	shall be prepared in accordance with the relevant Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the relevant Original Financial Statements, unless, in relation to any set of financial statements, such Obligor notifies the Buyer that there has been a material change in the Accounting Principles and delivers to the Buyer a description of any change necessary for those financial statements to reflect the Accounting Principles.
(c)	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
17.4.	Year-end

No Seller shall change its Accounting Reference Date.

17.5.	Information: miscellaneous

Each Obligor shall supply to the Buyer:

(a)	promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current or pending against it;

(b)	promptly, such information as the Buyer may require regarding any assets secured in favour of the Buyer or the compliance by any Obligor with the terms of any Transaction Document;
(c)	promptly upon the occurrence of a Force Majeure event in respect of the Fields or the Commercial Contract or any other event which causes or is likely to cause a suspension of production of crude oil at any Field;
(d)	details of any adverse change in the terms of any insurance contract to which a Seller is party, or of any material claim under any such insurance; and
(e)	promptly on request, such further information regarding the financial condition, assets and operations of the Sellers (including any requested amplification or explanation of any item in the financial statements, budgets or other materials provided by the Sellers, any changes to senior management and an up to date copy of its shareholders' register (or equivalent in its jurisdiction of incorporation)) as the Buyer may reasonably request.
17.6.	Notification of Default
(a)	Each Seller shall notify the Buyer of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
(b)	Promptly upon a request by the Buyer, the Sellers shall supply to the Buyer a certificate signed by the director or the directors, as the case may be, on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
17.7.	Other reporting and access for Buyer's technical team

The Sellers shall promptly provide to the Buyer all such reports and all such information relating to the Transaction Documents and business, financial conditions of each Obligor as the Buyer may reasonably request.

18.	Events of Default

Each of the events or circumstances set out in this Clause 18 is an Event of Default (save for Clause 18.18).

18.1.	Non-payment

Any Obligor does not pay or reimburse on the relevant due date any amount payable or to be reimbursed pursuant to this Agreement or the other Transaction Documents at the place at and in the currency in which it is expressed to be respectively payable unless its failure to pay is caused by administrative or technical error and payment is made within two (2) Business Days of its due date.

18.2.	Coverage Ratios
(a)	Subject to the operation of Clause 16.1(d), an Obligor does not comply with any provision of Clause 16.1(a), Clause 16.1(b) or Clause 16.1(c).
(b)	An Obligor does not comply with any provision of Clause 17.1 (Financial statements) or Clause 17.2 (Provision and contents of Compliance Certificate), unless such failure to comply is remedied within five (5) Business Days from the earlier of the date any

Seller has become aware of that non-compliance and the date notice of that non-compliance has been given by the Buyer to a Seller.
18.3.	Undertakings

An Obligor does not comply with any provision(s) of the Transaction Documents (including the undertakings in Clause 15 but other than those referred to in Clause 18.1 (Non-payment), Clause 18.2 (Coverage Ratios), Clause 18.11 (Sanctions) and Clause 18.15 (Delivery under Commercial Contract), unless the same is, in the reasonable opinion of the Buyer, capable of remedy and is remedied within ten (10) Business Days from the earlier of the date any Seller has become aware of that non-compliance and the date notice of that non-compliance has been given by the Buyer to a Seller.

18.4.	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in this Agreement, other Transaction Documents or any other document delivered by or on behalf of an Obligor under or in connection with the Transaction Documents is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation are, in the reasonable opinion of the Buyer, capable of remedy and are remedied within ten (10) Business Days of the earlier of the Buyer giving notice to the relevant Obligor and the Obligor becoming aware of the misrepresentation.

18.5.	Cross default
(a)	Any Financial Indebtedness of any Obligor or any other member of the Group is not paid when due.
(b)	Any Financial Indebtedness of any Obligor or any other member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any other member of the Group is cancelled or suspended by a creditor of a Seller or other Obligor or a member of the Group as a result of an event of default (however described).
(d)	Any creditor becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).
(e)	Provided that no cross default will occur under this Clause 18.5, if the aggregate amount of the Financial Indebtedness or commitment for Financial Indebtedness falling with sub-clauses (a) to (d) above does not exceed US$30,000,000.
18.6.	Insolvency
(a)	Any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts (except to the extent such suspension is in connection with a bona fide dispute with the relevant creditor) or, by reason of actual or imminent financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.
(b)	The value of the assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) is less than its respective liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect). If a moratorium occurs, the ending of the moratorium will remedy any Event of Default caused by that moratorium with effect from the ending of moratorium, provided that the rights of the Buyer under the Transaction Documents do not continue to be prejudiced by the ending of such moratorium.
18.7.	Insolvency proceedings

Any corporate action, legal proceedings or other formal procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), save in respect of a solvent reorganisation;
(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect);
(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) or any of their respective assets; or
(d)	enforcement of any Security over any assets of any Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), or
(e)	any analogous procedure or step is taken in any jurisdiction,

save, in each case, for any corporate action, legal proceedings or other formal procedure or step which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

18.8.	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Obligor or any other  member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect), which has or would reasonably be expected to have a Material Adverse Effect.

18.9.	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its material obligations under the Transaction Documents.
(b)	Subject to the Legal Reservations, any material obligation or obligations of an Obligor under the Transaction Documents are not or cease to be legal, valid, binding or enforceable.
(c)	Any Transaction Document ceases to be in full force and effect or is alleged by a party to it (other than the Buyer) to be ineffective.
18.10.	Expropriation

The authority or ability of Obligor or any other member of the Group (where, with regards to such member of the Group, it would reasonably be expected to have a Material Adverse Effect) to conduct its business is limited or curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person which has or would reasonably be expected to have a Material Adverse Effect.

18.11.	Sanctions, Anti-Bribery and Corruption and AML

An Obligor does not comply with Clause 15.16 (No Sanctions) or Clause 15.17 (Anti-Bribery and Corruption and AML).

18.12.	Transaction Documents
(a)	An Obligor rescinds or purports in writing to rescind or repudiates or purports to repudiate any Transaction Document to which it is a party or evidences an intention to rescind (with such intention evidenced in writing) or repudiate any Transaction Document to which it is a party.
(b)	Any Transaction Document is terminated for any reason prior to the Due Date.
18.13.	Litigation

Any litigation, arbitration, administrative, governmental or regulatory proceedings are commenced:

(a)	in relation to any Transaction Document; or
(b)	in relation to any transaction contemplated in the Transaction Documents, against any Obligor which have or would reasonably be expected to have a Material Adverse Effect.
18.14.	Material adverse change

Any adverse event or circumstance occurs and is continuing, and which has, or is reasonably likely to have, a Material Adverse Effect.

18.15.	Material Contracts and Licenses
(a)	Any of the Material Contracts and Licenses is terminated, cancelled, suspended or revoked or otherwise ceases to be valid, binding and enforceable and in full force and effect (whether wholly or in part) or it is or becomes unlawful for any person or entity to perform any of its obligations under any of the Material Contracts and Licenses.
(b)	There is a material breach of the terms of any of the Material Contracts and Licenses or there is a default (howsoever described) under any of the Material Contracts and Licenses or any other event or circumstance occurs entitling any person, authority or entity to terminate or give notice of termination of any of the Material Contracts and Licenses.
(c)	Any restrictions or conditions are imposed on any of the Material Contracts and Licenses that may cause a Material Adverse Effect.
(d)	Any of the Material Contracts and Licenses is modified or varied in a way that is adverse in any material respect to the interests of a Seller.
(e)	Any of the Material Contracts and Licenses expires and is not renewed on substantially the same (or more beneficial to the Sellers) terms.
(f)	No Event of Default will occur under this Clause 18.15 (Material Contracts and Licenses) if:
(i)	such Material Contracts and License is replaced by a new Material Contracts and License (which shall also be a Material Contracts and License for the purposes of the Transaction Documents) in all material respects similar to the Material Contracts and License which was cancelled, suspended, materially amended (in an adverse manner), revoked or terminated within ten (10) Business Days after the earlier of the Buyer giving notice to the relevant Obligor and the relevant Obligor becoming aware of such circumstances; or
(ii)	the relevant Obligor demonstrates to the reasonable satisfaction of the Buyer that such circumstances do not have and are not reasonably likely to have a Material Adverse Effect.
18.16.	Delivery under Commercial Contract

In any Reimbursement Period, after December 2020, a Seller nominates or delivers a volume of Commodity representing less than the average of volume commitments as described in clause 5 of the Commercial Contract over the duration of the relevant Reimbursement Period, unless such reduction represents less than 25% of such commitments and is a result of, in the opinion of the Buyer, duly justified operational problem(s) that has led to a reduction in the overall production of the Fields (which shall not include, for the avoidance of doubt, a reduction arising as a result of a Force Majeure event or a failure by the Buyer to comply with its obligations under the Transaction Documents).

18.17.	Rights

Notwithstanding any other provision in this Agreement, on and at any time after the occurrence of an Event of Default which is continuing the Buyer may:

(a)	by notice to the Sellers declare that all or part of the Outstanding Amount be immediately due and payable in cash, at which time they shall become immediately due and payable in cash;
(b)	by notice to the Sellers declare that all or part of the Outstanding Amount be payable on demand in cash, at which time they shall immediately become payable on Buyer's demand in cash;

(c)	by notice to the Sellers request any volume of the Commodities to be delivered under the Commercial Contract be made available as soon as available; and/or
(d)	exercise any or all of its rights, remedies, powers or discretions under the Transaction Documents.
19.	Payment Mechanics
19.1.	Payments to the Buyer

Payments to the Buyer shall be made on the due date for value in readily available funds to the account as from time to time may be notified with three (3) Business Days’ notice by the Buyer to the Sellers in writing.

19.2.	Partial payments or deliveries
(a)	Notwithstanding Clause 6.1(b), if the Buyer receives a reimbursement or delivery for application against amounts due in respect of the Transaction Documents that is insufficient to discharge all the amounts then due and payable by the Sellers under those documents, the Buyer shall apply that payment towards the obligations of the Sellers in the order as provided in Clause 6.1(d). The Buyer, may vary the order set out in Clause 6.1(d) in its sole and absolute discretion.
(b)	Clause 19.2(a) will override any appropriation made by the Sellers.
19.3.	No set-off by the Sellers

Except as expressly envisaged in the Transaction Documents, all payments or deliveries to be made by the Sellers under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

19.4.	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

19.5.	Currency of account
(a)	US$ is the currency of account and payment for any sum due from the Sellers under this Agreement.
(b)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(c)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(d)	Any amount expressed to be payable in a currency other than US$ shall be paid in that other currency.
20.	DISCLOSURE and confidentiality
20.1.	Confidentiality

(a)	Subject to Clause 20.2, each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Agreement which relates to:
(i)	the subject matter and provisions of this Agreement or any of the Transaction Documents;

(ii)	the negotiations relating to this Agreement and any other Transaction Document;

(iii)	the other Parties (including any other members of Sellers’ Group or any members of Buyer’s Group (as the case may be)).
20.2.	Disclosure Permitted
(a)	A Party may disclose information which would otherwise be confidential if and to the extent disclosure is:
(i)	required by the law of any relevant jurisdiction or for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any Transaction Document;

(ii)	made in a public announcement, circular or communication (each an Announcement) concerning the existence or content of this Agreement by any Party (including for these purposes any members of Sellers’ Group or any members of Buyer’s Group, respectively) if, and to the extent that, the Announcement in the opinion of the disclosing Party (acting reasonably), is required to be made by law or pursuant to the rules and/or regulations of any Governmental Agency to which the Party (or the relevant member of Sellers’ Group or Buyer’s Group, as the case may be) making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other Party in respect of the timing and content of such Announcement;

(iii)	required by contractual obligations existing as at the date of this Agreement (including the terms of this Agreement);

(iv)	made by a Seller to any member of Sellers’ Group or Buyer to any members of Buyer’s Group provided that Seller or Buyer, as the case may be, procure that such members comply with the provisions of Clause 20.1 in respect of such information as if they were a Party to this Agreement;

(v)	made by the Buyer in relation to obtaining or seeking to obtain any financing or refinancing of, or related to, this Agreement;

(vi)	required, in the opinion of the Party making the disclosure, acting reasonably, by a Governmental Agency to which that Party is subject, whether or not such requirement has the force of law;

(vii)	made to the professional advisors, auditors or bankers of any Party where such persons need to know the same in order to carry out their duties or functions provided that any Seller or Buyer, as the case may be, procure that such persons undertake to comply with the provisions of Clause 20.1 in respect of such information as if they were a Party to this Agreement;

(viii)	required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

(ix)	made public through no fault of that Party; and/or

(x)	made with the prior written approval of the other Parties.
21.	Set-Off
21.1.	Set-off

The Buyer may set off any matured obligation due from any Obligor against any matured obligation owed by the Buyer to that Obligor or the other Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Buyer may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

22.	Notices
22.1.	Communications in writing

Any communication to be made under or in connection with the Transaction Documents shall be made in writing and, unless otherwise stated, may be made by letter or email.

22.2.	Addresses

The address and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is in the case of the Sellers and the Buyer, that identified with its name below, or any substitute address, email address or department or officer as the Party may notify to the Buyer(or the Buyer may notify to the other Party, if a change is made by the Buyer) by not less than five (5) Business Days' notice.

The Buyer:

C.I. Trafigura Petroleum Colombia S.A.S.

Carrera 11 N° 82-01,

Of. 701, Bogotá, Colombia

Tel. +57 1 742 09 10

Email address:  BogotaOil@trafigura.com and Colombia.Operations@trafigura.com

Attention: Jorge Janna and Colombia Oil Ops

The Sellers:

GeoPark Colombia E&P S.A Sucursal Colombia
Calle 94 N° 11 - 30.
8th floor Bogotá, Colombia
Tel. +57 1 743 2337

Email address: vdavila@geo-park.com

Attention: Veronica Davila and Colombia Oil Ops

GeoPark Colombia S.A.S.
Calle 94 N° 11 - 30.
8th floor Bogotá, Colombia
Tel. +57 1 743 2337

Email address: drangel@geo-park.com

Attention: Diana Rangel

Petrodorado South America Sucursal Colombia
Calle 94 N° 11 - 30.
8th floor Bogotá, Colombia
Tel. +57 1 743 2337

Email address: ddallos@geo-park.com

Attention: Diana Dallos

The Guarantor:

GeoPark Ltd.
Nuestra Señora de los Ángeles,
179, Las Condes,
Santiago, Chile
Tel: +56 (2) 2242 9600

Email address: paylwin@geo-park.com
Attention: Pedro Enrique Aylwin Chiorrini

22.3.	Delivery
(a)	Subject to Clause 22.3(c), any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(i)	If by personal hand delivery, if left at the address set out in Clause 22.2 before 5pm on a Business Day the day when left, and otherwise on the next Business Day;
(ii)	if by way of email, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server if before 5pm on a Business Day and otherwise on the next Business Day;
(iii)	if by way of ordinary first class pre-paid post or post or prepaid recorded or special delivery, where the addressee is in the same country as that from which the notice is sent, two (2) Business Days after posting; or
(iv)	if by way of ordinary pre-paid airmail or prepaid recorded or special delivery (or the nearest local equivalent in the jurisdiction of the sender), where the addressee is in one country and the notice is sent from another, six (6) Business Days after posting.
(b)	and, if a particular department or officer is specified as part of its address details provided under Clause 22.2, if addressed to that department or officer.
(c)	Any communication or document to be made or delivered to the Buyer will be effective only when actually received by the Buyer and then only if it is expressly marked for the attention of the department or officer identified for the Buyer's in Clause 22.2 (or any substitute department or officer as the Buyer shall specify for this purpose).

22.4.	English language
(a)	Any notice given under or in connection with the Transaction Documents must be in English.
(b)	All other documents provided under or in connection with the Transaction Documents:
(i)	in English; or
(ii)	if not in English, and if so required by the Buyer, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
23.	Calculations and Certificates
23.1.	Accounts

In any litigation or arbitration proceedings arising out of or in connection with the Transaction Documents, the entries made in the accounts (including those in respect of interest and/or Obligation Compliance Failure Interest accrued) maintained by the Buyer are prima facie evidence of the matters to which they relate.

23.2.	Certificates and determinations

Any certification or determination by the Buyer of a rate or amount or quantity under the Transaction Documents is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3.	Day count convention

Any interest, commission or fee accruing under this Agreement and/or other Transaction Documents will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

24.	Partial Invalidity

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Buyer, any right or remedy under this Agreement and/or other Transaction Documents, shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

26.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

27.	Changes to Parties
27.1.	Assignments and transfers
(a)	Subject to paragraphs (b) and (c) below, neither the Buyer nor any Obligor may assign any of its rights or transfer by novation any of its rights and obligations under any Transaction Document without the consent of the other.
(b)	The Buyer may assign any of its rights or transfer by novation any of its rights and obligations under the Transaction Documents without the prior consent of the Obligors if such assignment or transfer is to a bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.
(c)	For avoidance of doubt, Buyer may assign the entirety or any part of its rights (but not its obligations) under any Transaction Document to its financing banks by way of security without the prior consent of any Obligor. Each Obligor shall promptly acknowledge each such assignment upon request and in such form as reasonably requested by the Buyer.
28.	Governing Law
(a)	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English law.
(b)	The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to Clause 29, including if necessary the grant of interlocutory relief pending the outcome of that process.
29.	Dispute Resolution and Jurisdiction
29.1.	Arbitration
(a)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination or any non-contractual obligation arising out of or in connection with this Agreement (a "Dispute"), shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (the LCIA Rules), which rules are deemed to be incorporated by reference into this Clause.
(b)	The number of arbitrators shall be three (3), Buyer shall appoint one (1) arbitrator and the Sellers shall (collectively) appoint one (1) arbitrator. The two (2) arbitrators nominated by or on behalf of Sellers and Buyer together shall provide a list identifying five (5) candidates that the two (2) arbitrators recommend Sellers and Buyer consider appointing to be the third arbitrator, who shall act as chairperson of the tribunal. If Sellers and Buyer do not agree on the third arbitrator within fourteen (14) days of receiving the list of recommendations, then the third arbitrator, who shall act as chairperson, shall be appointed by the LCIA. If Sellers or Buyer fail to appoint an arbitrator within thirty (30) days of receiving notice of the appointment of an arbitrator by the other Party, such arbitrator shall be appointed by the LCIA Court.
(c)	The arbitrators shall have experience of commodities trading.
(d)	The seat or legal place of arbitration, shall be London.

(e)	The language to be used in the arbitral proceedings shall be English.
(f)	The tribunal’s award shall be final and binding on the Parties.

For the avoidance of doubt, collection procedures (“procesos ejecutivos”) exclusively for the enforcement of payments under the Promissory Note shall be subject to the jurisdiction of the competent courts of Colombia.

29.2.	Interim Relief & Warranty
(a)	Notwithstanding the provisions of Clause 29.1, either Party may commence and pursue proceedings for interim or conservatory relief against the other Party in any court in any jurisdiction and the commencement and pursuit of such proceedings in any one court or jurisdiction shall not preclude the other Party from commencing or pursuing proceedings in any other court or jurisdiction (whether concurrently or not) if and to the extent permitted by the applicable law.
(b)	The Parties warrant that they have entered into this contract in a commercial capacity and that with respect to this Agreement they are respectively in all respects subject to civil and commercial law.
(c)	The Parties hereby consent generally in respect of legal proceedings and/or arbitration arising out of or in connection with this contract to the giving of any relief, or to the issue of any process in connection with such action or proceedings irrespective of the jurisdiction in question.
30.	Waiver of Immunity

To the extent that a Seller or Buyer may be entitled in any jurisdiction to claim for itself or any of its property or assets immunity in respect of its obligations under the Transaction Documents from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process or to the extent that in any jurisdiction there may be attributed to it all or any of its property or assets immunity of that kind (whether or not claimed), the Sellers and the Buyer irrevocably agree not to claim and irrevocably waive that immunity.

31.	SERVICE OF PROCESS

The Sellers and Guarantor each hereby irrevocably appoints GeoPark (UK) Limited to receive service of process on its behalf as its authorised agent for service of process in England. If for any reason such agent ceases to be such agent for service of process, the Sellers and Guarantor shall forthwith appoint a new agent for service of process in England and deliver to the Buyer a copy of the new agent’s acceptance of appointment within thirty (30) days. Nothing in this Agreement shall affect the right to serve process in any other matter permitted by law.

This Agreement has been executed and delivered on the date first written above.

Schedules 1-6 and execution page follow

Schedule 1
Conditions Precedent
1.	Corporate Authorities
(a)	Sellers
(i)	A notarized copy of the private/public document of incorporation of each Seller, including its amendments, together with a most recent certificate of existence and legal representation of each Seller.
(ii)	A certified copy or copies of a resolution of the shareholders and/or board of directors of each Seller in the agreed form:
(A)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Document to which it is party; and
(B)	authorising a specified person or persons to execute the Transaction Documents to which it is a party and any to sign and despatch any certificates and other documents in connection with the Transaction Documents on its behalf.
(iii)	If applicable, a copy of a resolution of the board of directors of each Seller establishing the committee of directors referred to in paragraph (i) above.
(iv)	A notarised (or a copy of the passport signature page made upon the presentation of the original passport) specimen of the signature of each person authorised by the resolution referred to in paragraph 1(a)(ii) in relation to the Transaction Documents and related documents.
(v)	A certificate signed by an authorised signatory of each Seller in the agreed form: (i) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing or similar limit binding on that Seller will not be exceeded; and (ii) certifying that each copy document specified in this Schedule 1 relating to it is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.
(vi)	Each duly executed Promissory Note.
(b)	Guarantor
(i)	A certified copy or copies of a resolution of the board of directors of the Guarantor in the agreed form:
(A)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Document to which it is party; and
(B)	authorising a specified person or persons to execute the Transaction Documents to which it is a party and any to sign and despatch any certificates and other documents in connection with the Transaction Documents on its behalf.

(ii)	Certified copies of each of the following:
(A)	certificate of incorporation (or its certificate of incorporation on change of name);
(B)	memorandum and by-laws;
(C)	register of members (if applicable);
(D)	register of directors;
(E)	if applicable, resolutions of the shareholders approving execution of the guarantee; and
(F)	certificate of compliance issued by the Bermuda Registry.
(iii)	A certificate signed by an authorised signatory of the Guarantor in the agreed form: (i) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guarantee or similar limit binding on the Guarantor will not be exceeded; (ii) certifying that each copy document specified in this Schedule 1 relating to it is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and (iii) containing the specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b)(ii) in relation to the Transaction Documents and related documents.
(iv)	A certificate signed by a director of the Guarantor certifying that: (i) the Memorandum of Association of the Guarantor subscribed on 21 January, 2003 and the by-laws of the Guarantor adopted on 19 February 2014 are up-to-date and in full force and effect as of today’s date; (ii) the Guarantor does not carry on and has never carried on business from premises in Bermuda; (iii) the Guarantor is entering into the Prepayment Agreement with GeoPark Colombia E&P S.A Sucursal Colombia, GeoPark Colombia S.A.S., Petrodorado South America Sucursal Colombia, and C.I. Trafigura Petroleum Colombia S.A.S. pursuant to its business of investment holding; (iv) each of GeoPark Colombia E&P S.A Sucursal Colombia, GeoPark Colombia S.A.S., and Petrodorado South America Sucursal Colombia is a subsidiary of the Guarantor; (v) confirming the full list of directors of the Guarantor.
2.	Transaction Documents

The Transaction Documents duly executed on terms and conditions acceptable to the Buyer in its sole discretion.

3.	Legal opinions

Legal opinions (in agreed form and addressed to the Buyer) from the legal advisers of the Buyer on matters English law and the laws of Colombia and the laws of Bermuda, each of which is capable of being relied upon by the Buyer (and its financing banks).

4.	Other documents and evidence
(a)	The Original Financial Statements.

(b)	Evidence per the Financial Model that each Obligor is fully funded for the period until the Due Date.
(c)	The Financial Model.
(d)	Duly completed Utilisation Request.
(e)	Completion by the Buyer (on terms satisfactory to the Buyer) of all technical, legal and financial due diligence to be carried out by the Buyer in respect of, or in relation to, the Transaction Documents, the Obligors, the Commodity and the Fields (including receipt of a reserve report in a form satisfactory to the Buyer).
(f)	If required by the Buyer, written acknowledgement from each Seller relating to the Buyer’s assignment of its rights under this Agreement and/or the Transaction Documents to a financing bank or other institution.
5.	Additional Conditions Precedent

Provision of all information from the Sellers as required by the Buyer to enable it to comply with all "know your customer" or similar identification procedures under all applicable laws and regulations. The Buyer shall notify the details of such information at least three (3) Business Days before the Utilisation Date.

Schedule 2
Definitions

"Accounting Reference Date" means 31 December or such other date as may be approved by the Buyer;

"Accounting Principles" means generally accepted accounting principles and applicable accounting standards:

(a)	with regard to the Sellers, of Colombia; and
(b)	with regard to the Guarantor, Bermuda;

"Additional Advance" has the meaning ascribed in Clause 2.1;

"Advance" means a sum made or to be made available (pursuant to this Agreement) by the Buyer to a Seller in advance of the deliveries/ sale of the Commodities (to be made) pursuant to the Commercial Contract or the principal amount outstanding for the time being of such Advance;

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

"Availability Period" means the period from and including the Signing Date to and including the date falling twelve (12) months after the Signing Date, or such later date as may be agreed by the Buyer in its sole and absolute discretion;

"Available Facility" means the Commitment minus:

(a)the amount of any Outstanding Advance,

(b)in relation to any proposed Utilisation, the amount of any Advances that are due to be made on or before the proposed Utilisation Date;

"Business Day" means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London (United Kingdom), Bogota (Colombia), and New York (United States of America);

"Change of Control" means:

(a)	in respect of the Guarantor, any person or group of persons acting in concert gains direct or indirect control of the Obligor; and
(b)	in respect of each Seller, the Guarantor ceases to own, directly or indirectly, the entire issued share capital of that Seller.

For the purposes of this definition:

"control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that Seller; or
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that Seller; or
(C)	give directions with respect to the operating and financial policies of that Seller with which the directors or other equivalent officers of that Seller are obliged to comply; and/or
(ii)	the holding beneficially of more than 50 per cent of the issued share capital of that Seller; and

"acting in concert" means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition, directly or indirectly, of shares in that Seller by any of them to obtain or consolidate control of that Seller;

"Commercial Contract" means the agreement dated on or about the date of this Agreement for purchase by the Buyer from the Sellers of the Commodities on the terms and conditions set out therein;

"Commitment" means, as applicable, the Initial Commitment or the Additional Advance, subject to the limitations set out in Clause 2.1(b);

"Commitment Fee" has the meaning given to it in Clause 11;

"Commodity" means (i) the crudes or a blend of crude comprising part or all of the production of the volumes of crude belonging to Sellers coming from the Fields and which are subject to sale in accordance with the Commercial Contract or (iii) any other commodity to be delivered to the Buyer pursuant to the Commercial Contract and in accordance (including quantity, specifications and quality) with the terms and conditions of the Commercial Contract and "Commodities" shall mean one or more Commodities, as the context requires;

"Commodity Price" has the meaning given to it in Clause 6.1(b);

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

"Contract Life Coverage Ratio" means at any time (the Relevant Time) the ratio of:

(i) the estimated aggregate value of the Commodities (as determined in accordance with the Commercial Contract) to be delivered under the Commercial Contract for the period commencing from (and including) the Relevant Time to (and including) the scheduled final date for the delivery of Commodities under the Commercial Contract (as determined in accordance with the Commercial Contract), based on Brent forward prices and adjusted for quality differential and transportation discount, to

(ii) the Outstanding Amount as at the Relevant Time, plus all costs, Obligation Compliance Failure Interest and other charges and amounts payable by the Sellers to the Buyer under this Agreement from (and including) the Relevant Time to (and including) the Due Date,

For the sake of clarity, the numerator of the Contract Life Coverage Ratio shall include the 2020 volume which has been committed as of the Relevant Time. In addition, for purposes of calculating the dollar value of the Commodities to be delivered over the life of the Commercial Contract the Price as calculated in accordance with clause IV of the Commercial Contract shall apply

"Coverage Ratio" means each of the Contract Life Coverage Ratio and the Global Coverage Ratio and the Prepayment Life Coverage Ratio;

"Default" means an Event of Default or any event or circumstance specified in Clause 18 which would with the giving of notice, the making of any determination under the Transaction Documents or any combination of any of the foregoing be an Event of Default;

"Due Date" means the date falling thirty-six (36) months after the Signing Date, or any other date mutually agreed by the parties to this Agreement;

"Environment" means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(c)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(d)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(e)	land (including, without limitation, land under water);

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

"Environmental Law" means any applicable law or regulation or convention which relates to:

(a)	the pollution or protection of the Environment;
(b)	harm to or the protection of human health; or
(c)	any emission or substance capable of causing harm to any living organism or the Environment;

"Environmental Permits" means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Sellers conducted on or from the properties owned or used by the Sellers or any Subsidiary of a Seller;

"Event of Default" means any event or circumstance specified as such in Clause 18;

"Excusable Event" has the meaning ascribed to it in the Commercial Contract;

"Final Reimbursement Date" means, for each Advance, the date falling twenty-four (24) months after the Grace Period of that Advance, provided that the Final Reimbursement Date shall occur no later than six (6) months prior to the expiry of the Commercial Contract, and shall not occur later than the Due Date or such other period agreed by the Parties;

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	monies borrowed and debit balances at banks or other financial institutions;
(b)	any amount raised by acceptance under any acceptance of credit or bill discounting facility (or dematerialised equivalent);
(c)	the amount of any liability in respect of any finance or capital lease;
(d)	receivables sold or discounted;

(e)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a third party which liability would fall within one of the other paragraphs of this definition;
(f)	any amount raised by the issue of shares which are redeemable before the Due Date or are otherwise classified as borrowings under the relevant accounting principles;
(g)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 60 days after the date of supply, ;
(h)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing;

"Financial Model" means the financial model in agreed form and approved by the board of the Group, prepared by or on behalf of the Sellers and delivered to the Buyer pursuant to Clause 4.1, as such model may be updated from time to time by agreement between the Buyer and the Sellers and, at a minimum, before the delivery of a Compliance Certificate under Clause 17.2.  For the sake of clarity, in the event of a drop in oil prices, the Obligors or the Buyer shall have the right to request an adjustment to the Financial Model, to reflect the updated work program (using the forward curve for ICE Brent, to be consistent with the way ratios are computed under section 16.1), adjusted for the most recent discounts applicable to the Sellers’ production (unless otherwise agreed between the Buyer and the Sellers). In addition, the Buyer shall have the right to request the Obligors to prepare a revised one additional Financial Model semiannually, not including the rights set above. Prior to any revised financial model being approved by the Buyer, the Obligors shall certify that such revised financial model has been prepared in good faith, on the basis of the most recent information available to the Sellers and in line with information most recently publicly disclosed following which, if such updated model with the updated work program complies with the volume obligations required under the Commercial Contract, the Buyer shall agree to the revised Financial Model;

"Force Majeure" has the meaning ascribed to it in the Commercial Contract;

"Global Coverage Ratio" means the ratio at any time (the Relevant Time) of:

(a) the aggregate, as per the Financial Model, of (i) the projected revenues of the Sellers from the sale of hydrocarbons for each of the next two six-month periods commencing from the Relevant Time, (ii) the expected income from hedges of the Sellers for each of the next two six-month periods commencing from the Relevant Time, (iii) the cash balance of the Sellers and the Guarantor as at the Relevant Time, and (iv) the aggregate of the Available Facility as at the Relevant Time and any other committed source of capital, to

(b) the aggregate, as per the Financial Model, of all the cash costs of the Sellers (including operating expenditure, selling expenses, structure costs, capital expenditure, taxes) and debt service of the Sellers and the Guarantor expected to become due and payable for each of the next two six-month periods commencing from the Relevant Time, as calculated using the Financial Model, which shall use the forward curve for dated Brent, adjusted for the applicable differentials and commercial discounts.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or federal bank or any self-regulatory;

"Grace Period" means, for each Advance, the earlier of (i) three (3) months following the Utilization Date of that Advance and (ii) the period between the Utilization Date of that Advance and the last day of the Availability Period;

"Group" means the Sellers, the Guarantor and any of their respective Affiliates;

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

"Indenture" means the bond indenture dated September 21, 2017 among the Guarantor (as issuer), The Bank of New York Mellon (as trustee, registrar, transfer agent and paying agent) and Lord Securities (as collateral agent);

"Interest Coverage Ratio" has the meaning given to it in the Indenture;

"Initial Commitment" means the principal amount of US$50,000,000, to the extent not cancelled or reduced under this Agreement;

"Legal Reservations" means the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided to the Buyer pursuant to Schedule 1 of this Agreement;

"LIBOR" means:

(a)	the applicable Screen Rate; or
(b)	if no Screen Rate is available for the relevant currency or for a period of one (1) month, the arithmetic mean of the cost of funding rates (rounded upwards to four decimal places) as supplied to the Buyer at its request by the Reference Banks, in relation to an Advance, as of the Specified Time on the Utilisation Date (of the relevant Advance) for the offering of deposits in the currency of the Advance, and otherwise as at the Specified Time on the relevant date of calculation;

"Material Adverse Effect" means any event or circumstance (including without limitation adverse market conditions) which, in the determination of the Buyer (acting reasonably), is likely to materially adversely affect:

(a)	the ability of an Obligor to perform its material obligations under any of the Transaction Documents;
(b)	the business, operations or financial conditions of any Obligor;
(c)	the validity or enforceability of, or the effectiveness of any Transaction Document or of any obligation, or purported obligation, of an Obligor pursuant to any of the Transaction Documents, or the rights or remedies of the Buyer under any Transaction Document;

"Material Contracts and Licenses" means:

(a)	the contracts, licenses, concessions and any other authorization required for the lawful exploitation, development or operation of LLA-34, LLA-32 and/or CPO-5 or the production, transportation or sale of hydrocarbons from LLA-34, LLA-32 and/or CPO-5; and
(b)	Environmental Permits;

"Maximum Commitment" means the principal amount of US$75,000,000, to the extent not cancelled or reduced under this Agreement;

"Minimum Contract Life Coverage Ratio" means one hundred and fifty per cent (150%);

"Minimum Coverage Ratio" means each of the Minimum Contract Life Coverage Ratio or the Minimum Global Coverage Ratio or the Minimum Prepayment Life Coverage Ratio;

"Minimum Global Coverage Ratio" means one hundred and fifteen per cent (115%) for each of the following two six-month periods from the Relevant Time;

"Minimum Prepayment Life Coverage Ratio" means one hundred and thirty per cent (130%);

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month the above rules will only apply to the last Month of any period;

"Obligation Compliance Failure Interest" has the meaning ascribed to it in Clause 8.1(a);

"Obligor" means each Seller or the Guarantor;

"Original Financial Statements" means in relation to each Seller, its (a) audited financial statements for the financial year ended 2019 and (b) unaudited financial statements for the financial quarter ended March 2020;

"Outstanding Advance" means the principal amount of the Advances outstanding for the time being;

"Outstanding Amount" means the principal amount of the Advances, Obligation Compliance Failure Interest, or any other amounts whatsoever outstanding and payable by the Sellers to the Buyer under the Transaction Documents, from time to time;

"Permitted Security" means:

(a)any Security created by the Sellers in favour of the Buyer pursuant to the Transaction Documents;

(b)	any lien arising by operation of law and in the ordinary course of trade and not as a result of any default or omission by a Seller;
(c)

any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Sellers in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Supplier or any other person; and

(d)	any Security to which the Buyer has provided its prior consent;

"Prepayment Life Coverage Ratio" means at any time (the Relevant Time) the ratio of:

(i) the estimated aggregate value of the Commodities (as determined in accordance with the Commercial Contract) to be delivered under the Commercial Contract for the period commencing from (and including) the Relevant Time to (and including) the Due Date, based on forward Brent prices and adjusted for quality differential and transportation discount, to

(ii) the Outstanding Amount as at the Relevant Time, plus all costs, Obligation Compliance Failure Interest and other charges and amounts payable by the Sellers to the Buyer under this Agreement from (and including) the Relevant Time to (and including) the Due Date;

"Promissory Note" means a promissory note with blank spaces (“pagare en blanco con carta de instrucciones”) to be executed and delivered by each one of the Sellers and endorsed by the Guarantor for the benefit of the Buyer together with a letter of instructions in the form of Schedule 4;

"Reference Banks" means three internationally active banks active in the London interbank market as may be selected from time to time in its discretion by the Buyer and notified to the Sellers subject to the reasonable approval of the Sellers;

"Reimbursement Date" means, in relation to any Reimbursement Instalment, the last day of the Reimbursement Period applicable to such relevant Reimbursement Instalment or such other date as agreed by the Parties;

"Reimbursement Instalment" means, in respect of a Reimbursement Period for an Advance, the amount (in US Dollars) of that Advance which is reimbursable in full on the Repayment Date for that Advance for such Reimbursement Period, with such amount being equal to (A) the result of (i) the outstanding amount of that Advance on the first day of such Reimbursement Period divided by (ii) the total number of Reimbursement Dates remaining as of such day through and including the Final Reimbursement Date of that Advance (or such other amounts agreed by the Parties), less (B) the pro-rata amount (as applied to all Reimbursement Instalments for that Advance then calculated) of any repayments or prepayments of the that Advance made during that Reimbursement Period, except to the extent such repayments or prepayments have been made in order to establish a Minimum Coverage Ratio after the relevant Coverage Ratio Shortfall Event has been notified to the Sellers by the Buyer;

"Reimbursement Period" means, in respect of an Advance, each calendar month from the Utilisation Date of such Advance up to the Final Reimbursement Date of such Advance.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

"Repeating Representations" means each of the representations set out in Clause 14.2 (Status), Clause 14.3 (Binding obligations), Clause 14.4 (Non-conflict with other obligations), Clause 14.5 (Power and authority), Clause 14.6 (Validity and admissibility in evidence), Clause 14.7 (Governing law and enforcement), paragraph 14.12(b) and 14.12(c) of Clause 14.12 (No Default), Clause 14.13 (No misleading information), Clause 14.14 (No proceedings pending or threatened), paragraph 14.15(b) of Clause 14.15 (No breach of laws), paragraph 14.16(a) and 14.16(b) of Clause 14.16 (Environmental laws),  paragraphs 14.17(b), 14.17(c) and 14.17(d) of Clause 14.17 (Taxation), Clause 14.19 (Good title to assets), Clause 14.20 (No immunity), Clause 14.21 (Insurance), Clause 14.22 (Full disclosure), Clause 14.23 (Sanctions), Clause 14.24 (Anti-Bribery and Corruption and AML) and Clause 14.25 (Underlying transaction);

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Buyer and the Sellers, an appropriate successor to a Screen Rate;

"Restricted Party" means a party that is: (i) listed on, or owned or controlled by a party listed on, or acting on behalf of a party listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a party located in or organized under the laws of a country or territory that is included on a Sanctions List; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a party with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

"Sanctioned Country" means a country or territory which is subject to economic or financial sanctions or trade embargoes imposed or, administered by the US government through the Office of Foreign Assets Control ("OFAC"), the United Nations Security Council, the European Union, a member state of the European Union, the Government of Colombia or the State Secretariat for Economic Affairs of Switzerland each authority as amended, supplemented or substituted from time to time;

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the US government and administered by OFAC, the United Nations Security Council, the Government of Colombia, the European Union, a member state of the European Union or the State Secretariat for Economic Affairs of Switzerland each authority as amended, supplemented or substituted from time to time;

"Sanctions Authority" means any of:

(a)	the US government and administered by OFAC;
(b)	the United Nations Security Council;
(c)	the European Union;
(d)	a member state of the European Union; or
(e)	the State Secretariat for Economic Affairs of Switzerland,
(f)	the Government of Colombia,
(g)	each such list and authority as amended, supplemented or substituted from time to time.

"Sanctions List" means any person who is the subject of Sanctions (including as a result of being owned or controlled directly by such a person) and any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by a Sanctions Authority;

"Screen Rate" means the six month London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Buyer may specify another page or service displaying the appropriate rate;

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Buyer and the Sellers, materially changed;
(b)
(i)
(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)	the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;
(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or
(c)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Buyer and the Sellers) temporary; or
(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period of not less than 14 days; or
(d)	in the opinion of the Buyer and the Sellers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

"Security" means a mortgage, charge, assignment, pledge, hypothecation, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

"Security Documents" means any document as may after the date of this Agreement be executed by any member of the Group to guarantee or secure any amounts owing to the Buyer under this Agreement or any other Security Document;

"Signing Date" means the date of this Agreement;

"Specified Time" means 11.00am London (UK) time;

"Subsidiary" of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly by the first-mentioned company or corporation; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or
(c)	which is a subsidiary of another subsidiary of the first mentioned company or corporation;
(d)	and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"Transaction Documents" means this Agreement, any Compliance Certificate, any Utilisation Request, the Commercial Contract, the Delivery Undertaking, each Promissory Note, the Security Documents (when executed) and any other document designated as a "Transaction Document" by the Buyer and any Obligor;

"US Dollars" or "US$" means the lawful currency of the United States of America;

"Utilisation" means the making of an Advance, and "Utilise" shall be construed accordingly;

"Utilisation Date" means the date on which a Utilisation is made;

"Utilisation Request" means a notice substantially in the relevant form set out in Schedule 3 (Form of Utilisation Request); and

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other Tax of a similar nature and the analogous Taxes in any other relevant jurisdictions (including any value added tax or sales tax in Colombia).

Schedule 3
Form of Utilisation Request

From: GEOPARK COLOMBIA E&P S.A SUCURSAL COLOMBIA, GEOPARK COLOMBIA S.A.S., Petrodorado South America Sucursal Colombia

To:C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S.

Dated:	202[0]

Dear Sirs

US$75,000,000  PREPAYMENT AGREEMENT DATED       [MAY] 2020 (THE "AGREEMENT")

1.	We refer to the Agreement. This is a Utilisation Request.
2.	Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
3.	We wish to utilise an Advance on [date]
4.	The purpose of this Advance is to utilise it for general corporate purposes or other funding requirements.
5.	Attached hereto is a Compliance Certificate.
6.	The Advance and its proceeds should be credited to:

Beneficiary Name	:
Beneficiary account number	:
Beneficiary Bank	:
Swift code	:
Beneficiary Bank Address	:
Proceeds to be remitted to	:

7.	We confirm that each condition specified in Schedule 1 (Conditions Precedent) is satisfied on the date of this Utilisation Request, including among other things that:
(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	the representations and warranties contained in the Transaction Documents are true and not misleading as of the date of this Utilisation Request and will remain true on the Utilisation Date.
7.	This Utilisation Request is irrevocable.

Yours faithfully

_______________________________

Authorized Signatory

Schedule 4
Promissory Note

Pagaré en blanco con carta de instrucciones

Pagaré No. [insertar número del pagaré de acuerdo con la contabilidad de pagarés emitidos por el Vendedor]

Fecha de Emisión:[●]

Nombre del Comprador: C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S.

Valor del Capital:____________________________

GEOPARK COLOMBIA S.A.S, sociedad constituida mediante documento privado de accionista único del 16 de enero de 2012 inscrita el 20 de enero de 2012, bajo el número 01600309 del Libro IX, con NIT. 900.493.698-1, con domicilio principal en la ciudad de Bogotá D.C. representada en este contrato por MARCELA VACA TORRES, en su calidad de representante legal (el “Vendedor”), en virtud del presente título valor promete pagar de manera incondicional e irrevocable a la orden de C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S. (el “Comprador”) o a quien represente sus derechos y se encuentre autorizado para recibir el pago, en la fecha de vencimiento de este pagaré que se indica en el numeral 4 siguiente (la “Fecha de Vencimiento”), las sumas que se consignan en este instrumento por concepto de capital, que el Vendedor ha recibido del Comprador a su entera satisfacción, a título de mutuo comercial con interés y las demás sumas de dinero de las cuales se haga mención en el presente instrumento, de acuerdo con los siguientes términos:

1.1.La suma de ________________________________________________________ ________________________________________________________________________________________________________________________________________________ pesos ($_______________________), por concepto de capital;

2.	La suma indicada en el numeral 1.1. devengará intereses de mora, a partir de la Fecha de Vencimiento de este pagaré, a la menor de las siguientes tasas: (i) Libor +10%; o (ii) la máxima tasa de interés moratorio permitida por las normas vigentes en la República de Colombia y hasta que se certifique el pago. Los demás montos debidos por otros conceptos producirán intereses moratorios de conformidad con la ley aplicable a tal efecto.

3.	Todos los pagos bajo el presente pagaré deben ser realizados por el Vendedor en la ciudad de Bogotá D.C., con fondos inmediatamente disponibles, libres de impuestos y deducciones, y sin compensación o contrademanda alguna, en la siguiente fecha de vencimiento, la cual se ha establecido como vencimiento de este pagaré: ____________________________.

4.	El Vendedor renuncia irrevocablemente a cualquier presentación, reconvención privada o judicial, protesto, denuncia, reclamación, constitución en mora, requerimiento o notificación adicional de cualquier naturaleza.

5.	Este pagaré se encuentra regido por, y debe interpretarse de conformidad con, las leyes de la República de Colombia, y las leyes que rigen su creación son las leyes de la República de Colombia.

6.	Los espacios en blanco de este pagaré deberán llenarse con sujeción a las instrucciones otorgadas por el Vendedor contenidas en la carta de instrucciones que se adjunta.

Se deja constancia que este pagaré se firmó el día [●] del mes de [●] de [●].

El Vendedor,

_________________________________

Nombre: MARCELA VACA TORRES

Identificación: 51.903.390

Por aval de GEOPARK COLOMBIA S.A.S. (el “Avalado”), a día [*] del mes [*] de 2020, GEOPARK LTD (el “Avalista”) con número de registro 33273 y domicilio en Bermuda, firma el presente Otrosí:

__________________________________

Nombre: Pedro Aylwin Chiorrini

Identificación: Representante Legal

[El resto de la página se deja intencionalmente en blanco]

___ DE [MAYO] DE 202[0]

Señores

C.I TRAFIGURA PETROLEUM COLOMBIA S.A.S  y/o sus cesionarios, endosatarios y sucesores

Referencia:	Instrucciones para diligenciar el pagaré con espacios en blanco No. [●]

Estimados Señores:

GEOPARK COLOMBIA S.A.S, sociedad constituida mediante documento privado de accionista único del 16 de enero de 2012 inscrita el 20 de enero de 2012, bajo el número 01600309 del Libro IX, con NIT. 900.493.698-1, con domicilio principal en la ciudad de Bogotá D.C. representada en este documento  por MARCELA VACA TORRES, en su calidad de representante legal (el “Vendedor”), debidamente facultada para otorgar la presente carta de instrucciones, de conformidad con el artículo 622 del Código de Comercio colombiano, por medio de la presente carta imparte instrucciones y otorga facultades irrevocables y permanentes a C.I TRAFIGURA COLOMBIA S.A.S (el “Comprador”) bajo los Contratos (según se define más adelante), para completar todos y cada uno de los espacios en blanco dejados en el Pagaré identificado en el encabezado de esta carta de instrucciones (el “Pagaré”), cuando se hagan exigibles las obligaciones a cargo del Vendedor, contenidas en el Pagaré, en los términos que se indican a continuación.

1.	Antecedentes y causa

1.1.	El día ___ de [ ] de 20[ ] EL Vendedor y el Comprador celebraron un Contrato de Compraventa de Crudo (el “Contrato de Compraventa de Crudo”) en virtud del cual el Vendedor se obligó a vender al Comprador ciertos volúmenes de petróleo crudo.

1.2.	En la misma fecha, el Comprador y el Vendedor celebraron un acuerdo de prepago (el “Acuerdo de Prepago” y junto con el Contrato de Compraventa de Crudo, los “Contratos”), en virtud del cual el

Comprador se obligó a realizar ciertos prepagos de crudo vendido bajo el contrato de compraventa de crudo antes mencionado.

1.3.	Como condición para realización de los prepagos de crudo, se estableció que el Vendedor debería haber otorgado el Pagaré objeto de la presente carta de instrucciones, mediante el cual se evidencian las sumas adeudadas por el Vendedor al Comprador bajo los Contratos.

2.	Autorización para llenar el Pagaré

En el evento en que (i) el Vendedor incumpla en todo o en parte su obligación de pago con crudo o dinero de cualquiera de las cuotas de capital, intereses o demás sumas debidas bajo el Acuerdo de Prepago, en las fechas previstas de conformidad en el Acuerdo de Prepago, o (ii) ocurra cualquier otro Evento de Incumplimiento (según este término se define en el Acuerdo de Prepago), y en ambos casos, las sumas adeudadas por el Vendedor bajo el Acuerdo de Prepago fueren declaradas como vencidas y pagaderas conforme a los términos del Acuerdo de Prepago y dichas sumas se encontrasen, en todo o parte, faltas de pago, el Comprador o sus cesionarios, endosatarios o sucesores podrán llenar los espacios en blanco del Pagaré, sin necesidad de aviso previo, presentación, reconvención privada o judicial, protesto, denuncia, reclamación, requerimiento, constitución en mora o notificación adicional de cualquier naturaleza, de conformidad con esta carta de instrucciones.

3.	Valor o importe del título

El Vendedor autoriza expresa e irrevocablemente al Comprador y/o sus cesionarios, endosatarios o sucesores, a completar los espacios en blanco del Pagaré de manera mecánica (a máquina) o a mano, de conformidad con las instrucciones que se indican a continuación:

3.1.	Pagos del Capital

El espacio en blanco identificado con el numeral 1.1. del Pagaré se completará con las sumas en pesos colombianos equivalentes a las sumas en Dólares de los Estados Unidos de América por concepto de capital que el Vendedor adeude al Comprador a la Fecha de Vencimiento, incluyendo las sumas adeudadas y pendientes por virtud del vencimiento del plazo y las sumas declaradas vencidas por cualquier aceleración, de conformidad con lo previsto en el Acuerdo de Prepago.

3.2.	Pago de Intereses Moratorios

3.2.1.	Se causarán intereses de mora, con sujeción a la ley de la República de Colombia, sobre las cuotas de capital o de intereses o cualquier otro monto vencido y pendiente de pago a la menor de las siguientes tasas (la “Tasa de Interés Moratorio”): (i) la tasa de interés moratorio aplicable según los términos del Acuerdo de Prepago (la “Tasa de Interés Moratorio del Acuerdo de Prepago”) que es la Tasa LIBOR +10%; o (ii) la máxima tasa de interés moratorio permitida por las normas vigentes de la República de Colombia, tal y como la misma sea certificada por la Superintendencia Financiera de Colombia, o la entidad que la reemplace o sustituya. El cobro de intereses sobre intereses se podrá realizar, siempre con sujeción a lo establecido en el artículo 886 del Código de Comercio.

4.	Cómputo

Todos los intereses bajo el Pagaré deberán ser calculados sobre la base de un año de trescientos sesenta (360) días y deberán ser pagaderos por el número de días efectivamente transcurridos (incluyendo el primer día, pero excluyendo el último día).

5.	Fecha de Vencimiento

El espacio en blanco en el numeral 3 del Pagaré, correspondiente a la fecha de vencimiento del Pagaré, se completará con la fecha del día en que se decida  completar el Pagaré, de acuerdo con los Eventos de Incumplimiento y que en caso de producirse será cualquier fecha posterior a la de emisión del Pagaré (la “Fecha de Vencimiento”).

6.	Tasa de Cambio:

Para la conversión a pesos colombianos de la sumas denominadas en dólares de los Estados Unidos de la sumas adeudadas por cualquier concepto se utilizará la Tasa Representativa del Mercado certificada por la Superintendencia Financiera de Colombia o la entidad que haga sus veces para la Fecha de Vencimiento.

7.	Cesionarios, endosatarios o sucesores

Los espacios en blanco pueden ser llenados por las personas que sean cesionarios, endosatarios o sucesores autorizados del Comprador en los términos del Acuerdo de Prepago.

El Vendedor manifiesta que conoce y acepta en su integridad los términos del Pagaré que el Vendedor ha otorgado en favor del Comprador. Para que este título valor sea llenado y cobrado, no se requiere demostrar perjuicio alguno por parte del Comprador.

El Comprador, a través de la persona que designe para el efecto, o quien actúe como tenedor legítimo del Pagaré está plenamente facultado para llenar el Pagaré de acuerdo con estas instrucciones y, en lo no previsto en ellas, para actuar a su leal saber y entender en defensa de sus intereses, sin que en ningún momento se pueda alegar que carece de facultades o autorizaciones suficientes para completar el Pagaré.

El Pagaré así completado será exigible inmediatamente y prestará mérito ejecutivo sin más requisitos.

El Vendedor declara haber recibido copia del Pagaré y de la presente Carta de Instrucciones.

Atentamente,

El Vendedor,

_________________________________

Nombre: MARCELA VACA TORRES,

Identificación: 51.903.390

Pagaré en blanco con carta de instrucciones

Pagaré No. [insertar número del pagaré de acuerdo con la contabilidad de pagarés emitidos por el Vendedor]

Fecha de Emisión:[●]

Nombre del Comprador: C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S.

Valor del Capital:____________________________

GEOPARK COLOMBIA E&P S.A. SUCURSAL COLOMBIA, sucursal de sociedad extranjera constituida bajo las leyes de la República de Colombia, con domicilio en Bogotá D.C., Colombia, y con número de identificación tributaria NIT 900.988.289-6, representada en este contrato por Augusto Zubillaga, en su calidad de Representante Legal, identificado como aparece al pie de su firma (el “Vendedor”), en virtud del presente título valor promete pagar de manera incondicional e irrevocable a la orden de C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S. (el “Comprador”) o a quien represente sus derechos y se encuentre autorizado para recibir el pago, en la fecha de vencimiento de este pagaré que se indica en el numeral 4 siguiente (la “Fecha de Vencimiento”), las sumas que se consignan en este instrumento por concepto de capital, que el Vendedor ha recibido del Comprador a su entera satisfacción, a título de mutuo comercial con interés y las demás sumas de dinero de las cuales se haga mención en el presente instrumento, de acuerdo con los siguientes términos:

1.1.La suma de ________________________________________________________ ________________________________________________________________________________________________________________________________________________ pesos ($_______________________), por concepto de capital; y además

2.La suma indicada en el numeral 1.1. devengará intereses de mora, a partir de la Fecha de Vencimiento de este pagaré, a la menor de las siguientes tasas: (i) Libor +10%; o (ii) la máxima tasa de interés moratorio permitida por las normas vigentes en la República de Colombia y hasta que se certifique el pago. Los demás montos debidos por otros conceptos producirán intereses moratorios de conformidad con la ley aplicable a tal efecto.

3.Todos los pagos bajo el presente pagaré deben ser realizados por el Vendedor en la ciudad de Bogotá D.C., con fondos inmediatamente disponibles, libres de impuestos y deducciones, y sin compensación o contrademanda alguna, en la siguiente fecha de vencimiento, la cual se ha establecido como vencimiento de este pagaré: ____________________________.

4.El Vendedor renuncia irrevocablemente a cualquier presentación, reconvención privada o judicial, protesto, denuncia, reclamación, constitución en mora, requerimiento o notificación adicional de cualquier naturaleza.

5.Este pagaré se encuentra regido por, y debe interpretarse de conformidad con, las leyes de la República de Colombia, y las leyes que rigen su creación son las leyes de la República de Colombia,

6.Los espacios en blanco de este pagaré deberán llenarse con sujeción a las instrucciones otorgadas por el Vendedor contenidas en la carta de instrucciones que se adjunta.

Se deja constancia que este pagaré se firmó el día [●] del mes de [●] de [●].

El Vendedor,

_________________________________

Nombre: Augusto Zubillaga

Identificación: [*]

Representante Legal

Por aval de GEOPARK COLOMBIA E&P S.A. SUCURSAL COLOMBIA (el “Avalado”), a día [*] del mes [*] de 2020, GEOPARK LTD (el “Avalista”) con número de registro 33273 y domicilio en Bermuda, firma el presente Otrosí:

__________________________________

Nombre: Pedro Aylwin Chiorrini

Identificación: Representante Legal

[El resto de la página se deja intencionalmente en blanco]

CARTA DE INSTRUCCIONES PARA LLENAR EL PAGARÉ No. [*](la “Carta de Instrucciones”)

___ DE [MAYO] DE 202[0]

Señores

C.I TRAFIGURA PETROLEUM COLOMBIA S.A.S y/o sus cesionarios, endosatarios y sucesores

Referencia:	Instrucciones para diligenciar el pagaré con espacios en blanco No. [●]

Estimados Señores:

GEOPARK COLOMBIA E&P S.A. SUCURSAL COLOMBIA, sucursal de sociedad extranjera constituida bajo las leyes de la República de Colombia, con domicilio en Bogotá D.C., Colombia, y con número de identificación tributaria NIT 900.988.289-6, representada en este documento por Augusto Zubillaga, en su calidad de Representante Legal, identificado como aparece al pie de su firma] (el “Vendedor”), debidamente facultados para otorgar la presente carta de instrucciones, de conformidad con el artículo 622 del Código de Comercio colombiano, por medio de la presente carta imparte instrucciones y otorga facultades irrevocables y permanentes a C.I TRAFIGURA COLOMBIA S.A.S (el “Comprador”) y/o a quien sea tenedor legitimo del pagaré bajo los Contratos (según se define más adelante), para completar todos y cada uno de los espacios en blanco dejados en el pagaré identificado en el encabezado de esta carta de instrucciones (el “Pagaré”), cuando se hagan exigibles las obligaciones a cargo del Vendedor contenidas en el Pagaré, en los términos que se indican a continuación.

1.	Antecedentes y causa

1.1.	El día ___ de [ ] de 20[ ] EL Vendedor y el Comprador celebraron un Contrato de Compraventa de Crudo (el “Contrato de Compraventa de Crudo”) en virtud del cual el Vendedor se obligó a vender al Comprador ciertos volúmenes de petróleo crudo.

1.2.	En la misma fecha, el Comprador y el Vendedor celebraron un acuerdo de prepago (el “Acuerdo de Prepago” y junto con el Contrato de Compraventa de Crudo, los “Contratos”), en virtud del cual el Comprador se obligó a realizar ciertos prepagos de crudo vendido bajo el contrato de compraventa de crudo antes mencionado

1.3.	Como condición para realización de los prepagos de crudo, se estableció que el Vendedor debería otorgar el Pagaré objeto de la presente Carta de Instrucciones, mediante el cual se evidencian las sumas adeudadas por el Vendedor al Comprador bajo los Contratos.

2.	Autorización para llenar el Pagaré

En el evento en que (i) el Vendedor incumpla en todo o en parte su obligación de pago con crudo o dinero de cualquiera de las cuotas de capital, intereses o demás sumas debidas bajo el Acuerdo de Prepago, en las fechas previstas de conformidad en el Acuerdo de Prepago, o (ii) ocurra cualquier otro Evento de Incumplimiento (según este término se define en el Acuerdo de Prepago), y en ambos casos, las sumas adeudadas por el Vendedor bajo el Acuerdo de Prepago fueren declaradas como vencidas y pagaderas conforme a los términos del Acuerdo de Prepago y dichas sumas se encontrasen, en todo o parte, faltas de pago, el Comprador o sus cesionarios, endosatarios o sucesores podrán llenar los espacios en blanco del Pagaré, sin necesidad de aviso previo, presentación, reconvención privada o judicial, protesto, denuncia, reclamación, requerimiento, constitución en mora o notificación adicional de cualquier naturaleza, de conformidad con esta carta de instrucciones.

3.	Valor o importe del título

El Vendedor autoriza expresa e irrevocablemente al Comprador y/o sus cesionarios, endosatarios o sucesores, a completar los espacios en blanco del Pagaré de manera mecánica (a máquina) o a mano, de conformidad con las instrucciones que se indican a continuación:

3.1.	Pagos del Capital

El espacio en blanco identificado con el numeral 1.1. del Pagaré se completará con las sumas en pesos colombianos equivalentes a las sumas en dólares de los Estados Unidos de América por concepto de capital que el Vendedor adeude al Comprador a la Fecha de Vencimiento, incluyendo las sumas adeudadas y pendientes por virtud del vencimiento del plazo y las sumas declaradas vencidas por cualquier aceleración, de conformidad con lo previsto en el Acuerdo de Prepago.

3.2.	Pago de Intereses Moratorios

3.2.1.	Se causarán intereses de mora, con sujeción a la ley de la República de Colombia, sobre las cuotas de capital o de intereses o cualquier otro monto vencido y pendiente de pago a la menor de las siguientes tasas (la “Tasa de Interés Moratorio”): (i) la tasa de interés moratorio aplicable según los términos del Acuerdo de Prepago (la “Tasa de Interés Moratorio del Acuerdo de Prepago”) que es la Tasa LIBOR +10%; o (ii) la máxima tasa de interés moratorio permitida por las normas vigentes de la República de Colombia, tal y como la misma sea certificada por la Superintendencia Financiera de Colombia, o la entidad que la reemplace o sustituya . El cobro de intereses sobre intereses se podrá realizar, siempre con sujeción a lo establecido en el artículo 886 del Código de Comercio.

4.	Cómputo

Todos los intereses bajo el Pagaré deberán ser calculados sobre la base de un año de trescientos sesenta (360) días y deberán ser pagaderos por el número de días efectivamente transcurridos (incluyendo el primer día, pero excluyendo el último día).

5.	Fecha de Vencimiento

El espacio en blanco en el numeral 3 del Pagaré, correspondiente a la fecha de vencimiento del Pagaré, se completará con la fecha del día en que se decida completar el Pagaré, de acuerdo con los Eventos de Incumplimiento y que en caso de producirse será cualquier fecha posterior a la de emisión del Pagaré (la “Fecha de Vencimiento”).

6.	Tasa de Cambio:

Para la conversión a pesos colombianos de la sumas denominadas en dólares de los Estados Unidos de la sumas adeudadas por cualquier concepto se utilizará la Tasa Representativa del Mercado certificada por la Superintendencia Financiera de Colombia o la entidad que haga sus veces para la Fecha de Vencimiento.

7.	Cesionarios, endosatarios o sucesores

Los espacios en blanco pueden ser llenados por las personas que sean cesionarios, endosatarios o sucesores autorizados del Comprador en los términos del Acuerdo de Prepago.

El Vendedor manifiesta que conoce y acepta en su integridad los términos del Pagaré que el Vendedor ha otorgado en favor del Comprador. Para que este título valor sea llenado y cobrado, no se requiere demostrar perjuicio alguno por parte del Comprador.

El Comprador, a través de la persona que designe para el efecto, o quien actúe como tenedor legítimo del Pagaré está plenamente facultado para llenar el Pagaré de acuerdo con estas instrucciones y, en lo no previsto en ellas, para actuar a su leal saber y entender en defensa de sus intereses, sin que en ningún momento se pueda alegar que carece de facultades o autorizaciones suficientes para completar el Pagaré.

El Pagaré así completado será exigible inmediatamente y prestará mérito ejecutivo sin más requisitos.

El Vendedor declara haber recibido copia del Pagaré y de la presente Carta de Instrucciones.

Atentamente,

El Vendedor,

_________________________________

Nombre: Augusto Zubillaga

Identificación: [*]

Representante Legal

Pagaré en blanco con carta de instrucciones

Pagaré No. [insertar número del pagaré de acuerdo con la contabilidad de pagarés emitidos por el Vendedor]

Fecha de Emisión:[●]

Nombre del Comprador: C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S.

Valor del Capital:____________________________

PETRODORADO SOUTH AMERICA SUCURSAL COLOMBIA, sucursal de sociedad extranjera constituida bajo las leyes de la República de Colombia, con domicilio en Bogotá D.C., Colombia, y con número de identificación tributaria NIT 830.033.730-1, representada en este contrato por Diana Sofia Dallos Duarte, en su calidad de apoderada general, identificada como aparece al pie de su firma (el “Vendedor”), en virtud del presente título valor promete pagar de manera incondicional e irrevocable a la orden de C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S. (el “Comprador”) o a quien represente sus derechos y se encuentre autorizado para recibir el pago, en la fecha de vencimiento de este pagaré que se indica en el numeral 4 siguiente (la “Fecha de Vencimiento”), las sumas que se consignan en este instrumento por concepto de capital, que el Vendedor ha recibido del Comprador a su entera satisfacción, a título de mutuo comercial con interés y las demás sumas de dinero de las cuales se haga mención en el presente instrumento, de acuerdo con los siguientes términos:

1.1.La suma de ________________________________________________________ ________________________________________________________________________________________________________________________________________________ pesos ($_______________________), por concepto de capital; y además

2.La suma indicada en el numeral 1.1. devengará intereses de mora, a partir de la Fecha de Vencimiento de este pagaré, a la menor de las siguientes tasas: (i) Libor +10%; o (ii) la máxima tasa de interés moratorio permitida por las normas vigentes en la República de Colombia y hasta que se certifique el pago. Los demás montos debidos por otros conceptos producirán intereses moratorios de conformidad con la ley aplicable a tal efecto.

3.Todos los pagos bajo el presente pagaré deben ser realizados por el Vendedor en la ciudad de Bogotá D.C., con fondos inmediatamente disponibles, libres de impuestos y deducciones, y sin compensación o contrademanda alguna, en la siguiente fecha de vencimiento, la cual se ha establecido como vencimiento de este pagaré: ____________________________.

4.El Vendedor renuncia irrevocablemente a cualquier presentación, reconvención privada o judicial, protesto, denuncia, reclamación, constitución en mora, requerimiento o notificación adicional de cualquier naturaleza.

5.Este pagaré se encuentra regido por, y debe interpretarse de conformidad con, las leyes de la República de Colombia, y las leyes que rigen su creación son las leyes de la República de Colombia,

6.Los espacios en blanco de este pagaré deberán llenarse con sujeción a las instrucciones otorgadas por el Vendedor contenidas en la carta de instrucciones que se adjunta.

Se deja constancia que este pagaré se firmó el día [●] del mes de [●] de [●].

El Vendedor,

_________________________________

Nombre: Diana Sofia Dallos Duarte

Identificación: C.C. 37.721.800

Apoderada General

Por aval de PETRODORADO SOUTH AMERICA SUCURSAL COLOMBIA (el “Avalado”), a día [*] del mes [*] de 2020, GEOPARK LTD (el “Avalista”) con número de registro 33273 y domicilio en Bermuda, firma el presente Otrosí:

__________________________________

Nombre: Pedro Aylwin Chiorrini

Identificación: Representante Legal

[El resto de la página se deja intencionalmente en blanco]

CARTA DE INSTRUCCIONES PARA LLENAR EL PAGARÉ No. [*](la “Carta de Instrucciones”)

___ DE [MAYO] DE 202[0]

Señores

C.I TRAFIGURA PETROLEUM COLOMBIA S.A.S y/o sus cesionarios, endosatarios y sucesores

Referencia:	Instrucciones para diligenciar el pagaré con espacios en blanco No. [●]

Estimados Señores:

PETRODORADO SOUTH AMERICA SUCURSAL COLOMBIA, sucursal de sociedad extranjera constituida bajo las leyes de la República de Colombia, con domicilio en Bogotá D.C., Colombia, y con número de identificación tributaria NIT 830.033.730-1, representada en este documento por Diana Sofía Dallos Duarte, en su calidad de apoderada general identificada como aparece al pie de su firma] (el “Vendedor”), debidamente facultados para otorgar la presente carta de instrucciones, de conformidad con el artículo 622 del Código de Comercio colombiano, por medio de la presente carta imparte instrucciones y otorga facultades irrevocables y permanentes a C.I TRAFIGURA COLOMBIA S.A.S (el “Comprador”) y/o a quien sea tenedor legitimo del pagaré bajo los Contratos (según se define más adelante), para completar todos y cada uno de los espacios en blanco dejados en el pagaré identificado en el encabezado de esta carta de instrucciones (el “Pagaré”), cuando se hagan exigibles las obligaciones a cargo del Vendedor contenidas en el Pagaré, en los términos que se indican a continuación.

1.	Antecedentes y causa

1.1.	El día ___ de [ ] de 20[ ] EL Vendedor y el Comprador celebraron un Contrato de Compraventa de Crudo (el “Contrato de Compraventa de Crudo”) en virtud del cual el Vendedor se obligó a vender al Comprador ciertos volúmenes de petróleo crudo.

1.2.	En la misma fecha, el Comprador y el Vendedor celebraron un acuerdo de prepago (el “Acuerdo de Prepago” y junto con el Contrato de Compraventa de Crudo, los “Contratos”), en virtud del cual el Comprador se obligó a realizar ciertos prepagos de crudo vendido bajo el contrato de compraventa de crudo antes mencionado

1.3.	Como condición para realización de los prepagos de crudo, se estableció que el Vendedor debería otorgar el Pagaré objeto de la presente Carta de Instrucciones, mediante el cual se evidencian las sumas adeudadas por el Vendedor al Comprador bajo los Contratos.

2.	Autorización para llenar el Pagaré

En el evento en que (i) el Vendedor incumpla en todo o en parte su obligación de pago con crudo o dinero de cualquiera de las cuotas de capital, intereses o demás sumas debidas bajo el Acuerdo de Prepago, en las fechas previstas de conformidad en el Acuerdo de Prepago, o (ii) ocurra cualquier otro Evento de Incumplimiento (según este término se define en el Acuerdo de Prepago), y en ambos casos, las sumas adeudadas por el Vendedor bajo el Acuerdo de Prepago fueren declaradas como vencidas y pagaderas conforme a los términos del Acuerdo de Prepago y dichas sumas se encontrasen, en todo o parte, faltas de pago, el Comprador o sus cesionarios, endosatarios o sucesores podrán llenar los espacios en blanco del Pagaré, sin necesidad de aviso previo, presentación, reconvención privada o judicial, protesto, denuncia, reclamación, requerimiento, constitución en mora o notificación adicional de cualquier naturaleza, de conformidad con esta carta de instrucciones.

3.	Valor o importe del título

El Vendedor autoriza expresa e irrevocablemente al Comprador y/o sus cesionarios, endosatarios o sucesores, a completar los espacios en blanco del Pagaré de manera mecánica (a máquina) o a mano, de conformidad con las instrucciones que se indican a continuación:

3.1.	Pagos del Capital

El espacio en blanco identificado con el numeral 1.1. del Pagaré se completará con las sumas en pesos colombianos equivalentes a las sumas en dólares de los Estados Unidos de América por concepto de capital que el Vendedor adeude al Comprador a la Fecha de Vencimiento, incluyendo las sumas adeudadas y pendientes por virtud del vencimiento del plazo y las sumas declaradas vencidas por cualquier aceleración, de conformidad con lo previsto en el Acuerdo de Prepago.

3.2.	Pago de Intereses Moratorios

3.2.1.	Se causarán intereses de mora, con sujeción a la ley de la República de Colombia, sobre las cuotas de capital o de intereses o cualquier otro monto vencido y pendiente de pago a la menor de las siguientes tasas (la “Tasa de Interés Moratorio”): (i) la tasa de interés moratorio aplicable según los términos del Acuerdo de Prepago (la “Tasa de Interés Moratorio del Acuerdo de Prepago”) que es la Tasa LIBOR +10%; o (ii) la máxima tasa de interés moratorio permitida por las normas vigentes de la República de Colombia, tal y como la misma sea certificada por la Superintendencia Financiera de Colombia, o la entidad que la reemplace o sustituya. El cobro de intereses sobre intereses se podrá realizar, siempre con sujeción a lo establecido en el artículo 886 del Código de Comercio.

4.	Cómputo

Todos los intereses bajo el Pagaré deberán ser calculados sobre la base de un año de trescientos sesenta (360) días y deberán ser pagaderos por el número de días efectivamente transcurridos (incluyendo el primer día, pero excluyendo el último día).

5.	Fecha de Vencimiento

El espacio en blanco en el numeral 3 del Pagaré, correspondiente a la fecha de vencimiento del Pagaré, se completará con la fecha del día en que se decida completar el Pagaré, de acuerdo con los Eventos de Incumplimiento y que en caso de producirse será cualquier fecha posterior a la de emisión del Pagaré (la “Fecha de Vencimiento”).

6.	Tasa de Cambio:

Para la conversión a pesos colombianos de la sumas denominadas en dólares de los Estados Unidos de la sumas adeudadas por cualquier concepto se utilizará la Tasa Representativa del Mercado certificada por la Superintendencia Financiera de Colombia o la entidad que haga sus veces para la Fecha de Vencimiento.

7.	Cesionarios, endosatarios o sucesores

Los espacios en blanco pueden ser llenados por las personas que sean cesionarios, endosatarios o sucesores autorizados del Comprador en los términos del Acuerdo de Prepago.

El Vendedor manifiesta que conoce y acepta en su integridad los términos del Pagaré que el Vendedor ha otorgado en favor del Comprador. Para que este título valor sea llenado y cobrado, no se requiere demostrar perjuicio alguno por parte del Comprador.

El Comprador, a través de la persona que designe para el efecto, o quien actúe como tenedor legítimo del Pagaré está plenamente facultado para llenar el Pagaré de acuerdo con estas instrucciones y, en lo no previsto en ellas, para actuar a su leal saber y entender en defensa de sus intereses, sin que en ningún momento se pueda alegar que carece de facultades o autorizaciones suficientes para completar el Pagaré.

El Pagaré así completado será exigible inmediatamente y prestará mérito ejecutivo sin más requisitos.

El Vendedor declara haber recibido copia del Pagaré y de la presente Carta de Instrucciones.

Atentamente,

El Vendedor,

_________________________________

Nombre: Diana Sofia Dallos Duarte

Identificación: C.C. 37.721.800

Apoderada General

_________________________________

Schedule 5
Form of Compliance Certificate

To:[●] as Buyer

From:[Guarantor]

Dated:[●]

Dear Sirs

[Guarantor] - [●] Prepayment Agreement
dated [●] (the 'Agreement')

1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2	We confirm that:

[Insert details of covenants to be certified, which shall include the coverage ratios].

3	[We confirm that no Default is continuing.]*

Signed	…………………..	……………………..
	Director	Director
	of	of
	[Guarantor]	[Guarantor]

[insert applicable certification language]

……………………..
for and on behalf of
[name of Auditors of the Guarantor]**

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.
**

Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the Auditors. To be agreed with the Guarantor's auditor's prior to signing the Agreement.

Execution Page

Colombia, are acting under the authority of the company
BUYER: Executed on behalf of C.I. TRAFIGURA PETROLEUM COLOMBIA S.A.S. being the persons who, in accordance with the laws of Colombia, are acting under the authority of the company	)))))))))	Signature	/s/ Nicolas Daguerre
_________________________ Id. No. 430.736
/s/ Carlos Hernando Forero Jimenez ________________________ Id. No. 80.092.090

SELLERS:

Colombia, are acting under the authority of the company
EXECUTED on behalf of GEOPARK COLOMBIA E&P S.A SUCURSAL COLOMBIA being the persons who, in accordance with the laws of Colombia, are acting under the authority of the company	)))))))))	Signature	/s/ Augusto Zubillaga
________________________ ID No.: 661.660

Colombia, are acting under the authority of the company
EXECUTED on behalf of GEOPARK COLOMBIA S.A.S. being the persons who, in accordance with the laws of Colombia, are acting under the authority of the company	)))))))))	Signature	/s/ Marcela Vaca Torres
________________________ ID No.: 51.903.390
EXECUTED on behalf of PETRODORADO SOUTH AMERICA SUCURSAL COLOMBIA being the persons who, in accordance with the laws of Colombia, are acting under the authority of the company	)))))))))	Signature	/s/ Diana Dallos
________________________ ID No.: 37.721.800

GUARANTOR:

Bermuda, is acting under the authority of the company:
EXECUTED on behalf of GEOPARK LTD. being the person who, in accordance with the laws of Bermuda, is acting under the authority of the company:	)))))))))	Signature	SEAL /s/ Pedro E. Aylwin Chiorrini
_________________________ ID No.: 2.649.864
Witness: /s/ Diana Carolina Rangel Barrera ________________________ Name Address: Calle 94 # 11-30 Bogotá